Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

          This Asset Purchase Agreement made this 9th day of April 2010 (the “Effective Date”), by and between (A) Willtek Communications GmbH, a private limited liability company organized and existing under the laws of Germany and registered with the commercial register of the local court of Munich and having its principal place of business in Ismaning, Germany (“Willtek”), the wholly owned subsidiaries of Willtek listed and identified on Schedule 3.1 by name and country of origin (the “Willtek Subsidiaries,” and together with Willtek, the “Willtek Group”) and Wireless Telecom Group, Inc., a New Jersey corporation with its principal place of business at 25 Eastmans Road, Parsippany, New Jersey (the “Company,” and together with the Willtek Group, “Seller”) and (B) Aeroflex Incorporated, a Delaware corporation with its principal place of business at 35 South Service Road, Plainview, New York (“Aeroflex” or “Parent”) and those of its subsidiaries listed and identified on Schedule 4.1 by name and country of origin (each an “Aeroflex Subsidiary” and, collectively, the “Buyers”). The Buyers, Parent and the Seller are hereinafter sometimes referred to as the “Parties” and each individually as a “Party”. Unless specifically indicated or the context otherwise requires, any reference to the Willtek Group jointly shall be deemed to constitute a reference as well to each of Willtek and every one of the Willtek Subsidiaries severally, and any reference to Seller jointly shall be deemed to constitute a reference as well to each of the Company, Willtek and every one of the Willtek Subsidiaries severally. Correspondingly, unless specifically indicated or the context otherwise requires, any reference to the Buyers jointly shall be deemed to constitute a reference as well to each of the Aeroflex Subsidiaries severally.

RECITALS

          A. Willtek is a wholly owned subsidiary of the Company.

          B. The Willtek Group is currently engaged in the business (the “Business”) of designing, developing and manufacturing for terminal testing and air interface testing market applications, electronic instruments and products with varying degrees of capabilities, that test wireless communications networks and mobile terminals at their radio frequency interface for quality and transmission, as well as general purpose spectrum analyzers for radio frequency applications that produce a graphical representation of a radio signal and display a range of wavelengths in a frequency domain (collectively, the “Products”).

          C. The Company has determined that it is in its best interests for it to cause Willtek and, correspondingly, the Willtek Subsidiaries, to sell to the Buyers substantially all of the assets of the Business, upon the terms and subject to the conditions set forth in this Agreement.

          D. The Parties have agreed that, upon the terms and subject to the conditions hereinafter set forth, Willtek and each of the Willtek Subsidiaries, respectively, shall sell, transfer, convey and deliver all of its right, title and interest in, to, and under the Acquired Assets, free and clear of all Liens except Permitted Liens, to the particular Aeroflex Subsidiary indicated, and such Aeroflex Subsidiary, correspondingly, shall purchase and acquire the same from Willtek or such Willtek Subsidiary, as the case may be, and assume responsibility for the performance or discharge of the Assumed Liabilities upon the terms and subject to the conditions set forth herein (the “Transaction Structure”).

          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party, the Parties, intending legally to be bound, agree as follows:

ARTICLE I

DEFINITIONS

                    1.1 As used in this Agreement, the following terms shall have the meanings set forth in this Article I:

                    “Actions” means all litigation, actions, proceedings, investigations, hearings, claims, suits, arbitrations or mediations by or before any Governmental Authority.

                    “Acquisition Transaction” means all of the transactions contemplated by this Agreement and the Related Documents.

                    “Adjusted Net Assets” shall mean, to the extent acquired or assumed hereunder, the amount of the total assets, as adjusted, less the total liabilities, as calculated in accordance with the principles set forth on Schedule 2.6(b).

                    “Adjusted Net Assets Target” shall mean Five Million Three Hundred Thousand ($5,300,000) Dollars.

                    “Affiliate” of any specified Person means any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

                    “Agreement” means this Agreement and all exhibits and Schedules annexed hereto, as the same may be amended, modified or supplemented from time to time prior to the Closing Date.

                    “Balance Sheet Date” shall mean December 31, 2009.

                    “Bank Debt” shall mean all of the obligations of the Willtek Group under a note and other evidences of Indebtedness in connection with that certain bank loan Willtek received from Commerzbank in the original amount of Euro 1,570,800, the outstanding balance of which was $2,029,827 when converted to U. S. dollars at December 31, 2008 which bears interest at the rate of 4% per annum and matures at June 1, 2014.

                    “Bill of Sale, Assignment and Assumption Agreements” means each of those respective Bills of Sale, Assignment and Assumption Agreements, including the German Bill of Sale, Assignment and Assumption Agreement, that is prepared in accordance with, and governed by, applicable national Laws, by which each of the respective Aeroflex Subsidiaries is vested with title in, to and under the Acquired Assets that it is specifically acquiring, free and clear of all Liens, other than Permitted Liens, and otherwise provides for the assumption by each such Aeroflex Subsidiary of responsibility for the Assumed Liabilities.

                    “Business Days” means any day that is not a Saturday, Sunday or a day on which the banks in New York, New York are required or permitted by law to be closed.

                    “Buyer Material Adverse Effect” means (i) any material adverse change in the business, properties, assets, Liabilities and results of operations or condition (financial or otherwise) of Parent or the Buyers or their respective businesses, taken as a whole or (ii) any effect that would be reasonably expected to materially impede or delay the ability of any of Parent and the Buyers to consummate the transactions contemplated by this Agreement and the Related Documents in accordance with their respective terms and applicable Laws or otherwise to perform their obligations hereunder and thereunder; provided, however, that in determining whether a Buyer Material Adverse Effect has occurred, any effect to the extent reasonably attributable to the following shall not be considered: (a) material changes in Laws or the interpretation thereof in the geographic regions where the Buyers’ or Parent’s businesses are principally operated, (b) changes in general economic conditions in the U.S. or global economy or financial markets as a whole which affect the industries in which the Parent and Buyers principally conduct their businesses (except to the extent that the businesses of the Buyer or Parent are disproportionately affected relative to other participants in the industry in which the Parent’s or the Buyers’ businesses operate), (c) any change in general economic conditions in the industries or markets in which the Parent’s or the Buyers’ businesses principally operate (except to the extent that such businesses are disproportionately affected relative to other participants in the industry in which the Parent’s or the Buyers’ businesses operate), (d) acts of terrorism or war, including any engagement by the United States or Germany in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the Effective Date, (e) changes in GAAP or the interpretation thereof, (f) the announcement of this Agreement, the performance by Buyers or Parent of obligations other than in the Ordinary Course that Buyers or Parent are specifically required to perform by the terms of this Agreement, or the consummation of this Acquisition Transaction, (g) earthquakes, hurricanes, floods or other natural disasters, (h) any change or fluctuations in the Parent’s share price, provided that the same does not arise out of an event that in and of itself otherwise would be a Buyer Material Adverse Effect, and (i) (A) any action taken by the Seller or (B) the omission of an action that was required to be taken by the Seller, or (j) any action taken by any of Parent and the Buyers at the request or with the written consent of the Seller.

                    “Claim” means any claim made by either the Buyer or Seller to enforce its respective rights pursuant to the terms of this Agreement.

                    “Closing Date” means such date for the consummation of the transactions herein, which, unless this Agreement shall have been sooner terminated pursuant to Article X, shall occur, unless otherwise agreed between the Buyers and the Seller, three (3) Business Days after the conditions set forth in Article VII are fulfilled, satisfied or, to the extent permitted by applicable Laws, waived (other than those conditions that by their nature can only be satisfied or, if applicable Laws permit, waived at the Closing), but in no event later than May 1, 2010.

                    “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

                    “Confidentiality Agreement” shall mean that Confidentiality and Non-disclosure Agreement, dated January 5, 2010, between Parent and the Company.

                    “Contracts” means all contracts, agreements, options, leases, licenses, sales and purchase orders, binding bids, quotations and proposals, arrangements, commitments, letters of credit, evidences of indebtedness and instruments of any kind, or a series of the same, whether written or oral, and in each case which relate to, are connected with, or used in the operation of, the Business or to which the Willtek Group is a party or by which the Willtek Group, the Acquired Assets or the Business are otherwise bound on the Closing Date, including the Scheduled Contracts.

                    “December 31, 2009 Balance Sheet” shall mean the balance sheet of the Business as at December 31, 2009 as otherwise described in the definition of Financial Statements.

                    “Environmental Claim” means any written accusation, allegation, notice of violation, action, claim, demand, or threat, environmental lien, abatement or other Order or direction (conditional or otherwise) by any Governmental Authority or any other Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Material, odor or audible noise in, into or onto the environment (including the air, soil, surface water or groundwater) at, in, by, from or related to any property owned, leased or operated by Seller and used in the operation of the Business; (ii) the transportation, storage, treatment or disposal of Hazardous Materials in connection with any property owned, operated or leased by the Seller and used in the operation of the Business; or (iii) any Environmental Law, including the violation, or alleged violation, of any Environmental Law or Environmental Permit connected with the Willtek Group and the operation of the Business.

                    “Environmental Costs and Liabilities” means any and all losses, damages, fines, penalties, judgments, actions, claims, Liens, costs and expenses (including fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and remediation activities) arising from or under any Environmental Law or Order or contract with any Governmental Authority or other Person.

                    “Environmental Laws” means United States, German, and other federal, national, state, municipal, provincial and local Laws (including common law), Order and other requirements relating to the environment, natural resources, or public or employee health and safety, as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous Laws pertaining thereto.

                    “Environmental Permit” means any Permit required under any applicable Environmental Law.

                    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.

                    “Export Control Laws Costs and Liabilities” means any and all losses, damages, fines, penalties, judgments, actions, claims, Liens, costs and expenses (including fees, disbursements and expenses of legal counsel, experts and consultants and the costs of investigations, audits, implementation of mandatory compliance protocols and voluntary disclosure filings) arising from or under any Export Control Laws.

                    “EU Business Employees” means any employee currently employed by Willtek or any Willtek Subsidiary based in any member state of the European Union or who is ordinarily working in any member state of the European Union, in each case, as of the Effective Date.

                    “Financial Statements” means the unaudited, consolidated balance sheet and income statement of the Business (Willtek and the Willtek Subsidiaries) as at and for the year ended December 31, 2009.

                     “GAAP” means United States generally accepted accounting principles.

                    “German Bill of Sale, Assignment and Assumption Agreement” means the agreement to be concluded between Willtek and Aeroflex GmbH in accordance with the Transaction Structure, to effect the sale and transfer of those Acquired Assets and part of the Business to be transferred from Willtek to Aeroflex GmbH and the assumption of the Assumed Liabilities by Aeroflex GmbH as described therein, the form of which is annexed hereto as Exhibit A.

                    “Governmental Authority” means any local, municipal, national, international, multinational or supranational (including the European Union) governmental, legislative, judicial or regulatory entity, agency, commission or authority and any department, division and subdivision thereof.

                    “Hazardous Material” means any substance, material or waste which is regulated by any Governmental Authority including petroleum, petroleum products, asbestos, urea formaldehyde and polychlorinated biphenyls and any other material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste,” “pollutant” or “toxic substance” under any Environmental Law.

                    “Indebtedness” means (i) indebtedness of the Willtek Group for borrowed money (including the aggregate principal amount thereof, the aggregate amount of any accrued but unpaid interest thereon and any prepayment penalties or other similar amounts payable in connection with the repayment thereof on or prior to the Closing Date), (ii) obligations of the Willtek Group evidenced by bonds, notes, debentures, letters of credit or similar instruments, (iii) obligations of the Willtek Group under capitalized leases, (iv) obligations of the Willtek Group under conditional sale, title retention or similar agreements or arrangements creating an obligation of the Willtek Group with respect to the deferred purchase price of property, (v) obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements, (vi) all intercompany obligations of the Willtek Group to the Company or any of the Company’s Affiliates and (vii) all obligations of the Willtek Group to guarantee any of the foregoing types of obligations on behalf of any Person.

                    “Information Technology” means all of the computer hardware, software, networks, microprocessors, firmware and other information technology and communications equipment used in the operation of the information technology systems of the Business..

                    “IRS” means the United States Internal Revenue Service.

                    “Knowledge” (i) with respect to Seller, means the actual knowledge of those individuals identified in Schedule 1.1(a), and presumes, by way of a representation to such effect, that all such individuals have conducted a reasonable investigation and made all inquiries that would be reasonable in light of each such individual’s knowledge, and (ii) with respect to the Buyers or Parent, means the actual knowledge of those individuals identified on Schedule 1.1(b) and presumes, by way of a representation to such effect, that all that such individuals have conducted a reasonable investigation and made all inquiries that would be reasonable in light of such individual’s knowledge.

                    “Laws” means, with respect to any Person, any United States (including federal, state or local), German or other national, international, multinational or supranational (including the European Union) laws (including common law), statutes, codes, ordinances, rules, regulations, Orders, judgments, directives or decrees applicable to such Person.

                    “Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

                    “Liens” means, with respect to any asset of any Person, any mortgage, lien, pledge, charge, claim, interest, security interest, condition, restriction, obligation, liability, debt, Tax, option or encumbrance of any kind (whether matured or unmatured) in respect of such asset.

                    “Non-EU Business Employees” means all Willtek Group Employees other than U.S. Business Employees who are not EU Employees.

                    “Order” means any order, execution, writ, injunction, judgment, decree, ruling, assessment or arbitration award.

                    “Ordinary Course” or “Ordinary Course of Business” means the ordinary course of business consistent with Past Practice (including, without limitation, with respect to quantity, quality and frequency).

                    “Past Practice” means with respect to the Willtek Group or the Buyers, as the case may be, the practice and procedures utilized consistently during the three years prior to the Balance Sheet Date.

                    “Permit” means any license, franchise, permit, certificate, approval, permission, registration, variance or other similar authorization.

                    “Permitted Liens” means (a) Liens for Taxes, impositions, assessments, fees, rents or other governmental charges levied or assessed or imposed that are not yet due and payable, or that are delinquent but may be paid without interest or penalties and for which appropriate reserves have been established to the extent required by GAAP, or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP, (b) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar Liens) arising in the ordinary course of business securing payments not yet due and payable, or that are delinquent but may be paid without interest or penalties and for which appropriate reserves have been established to the extent required by GAAP, or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP, (c) the rights of lessors and lessees under the Real Property Leases, (d) (i) restrictive covenants, easements and defects, imperfections or irregularities of title, if any, (ii) zoning, building or other generally applicable land use restrictions and (iii) Liens that have been placed by a third party on the fee title of the real property constituting the Leased Real Property as permitted under the leases for such Leased Real Property, which, in case of each of clauses (i), (ii) and (iii), do not materially detract from the value of the Acquired Assets or materially interfere with the present use of such Acquired Assets, or (e) Liens created by the Buyers, Parent or their respective Affiliates, successors and assigns.

                    “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, governmental body or authority or any other entity.

                    “Post-Closing Tax Period” means any taxable period beginning and ending after the Closing Date, or the portion ending after the Closing Date of any Straddle Period.

                    “Pre-Closing Environmental Liabilities” shall mean any Environmental Costs and Liabilities to the extent (i) arising as a result of a breach of any representation or warranty made by Seller in Section 3.22 hereof or (ii) resulting from the operation of the Business prior to the Closing Date.

                    “Pre-Closing Export Control Laws Liabilities” shall mean any Export Control Laws Costs and Liabilities to the extent (i) arising as a result of a breach of any representation or warranty made by Seller in Sections 3.13(b) and (c) hereof or (ii) resulting from the operation of the Business prior to the Closing Date.

                    “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, or the portion ending on or before the Closing Date of any Straddle Period.

                    “Real Property” means land and all permanent improvements thereon, i.e., buildings and structures, and all appurtenances thereto.

                    “Related Documents” means, collectively, all agreements, instruments and other documents described herein or related hereto, including the Bill of Sale,

Assignment and Assumption Agreements, the Confidentiality Agreement and such Intellectual Property assignments as the Buyers shall reasonably require or as are necessary and appropriate to vest in Buyers title to the Intellectual Property comprising the Acquired Assets.

                    “Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the indoor or outdoor environment or into or out of any property, including any property owned, leased or operated by the Willtek Group and currently or formerly used in the operation of the Business.

                    “Remedial Action” means all actions, including any capital on-going operating expenditures, required pursuant to any Environmental Law or voluntarily undertaken, on or in connection with any property, to: (i) clean up, remove, contain, treat, or in any other way address any Hazardous Material or other substance to comply Environmental Laws; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform reasonable pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) bring facilities on any property and operations conducted thereon into compliance with all Environmental Laws and Environmental Permits. Remedial Action shall include remedial actions conducted off-site to address conditions emanating from any property leased or operated by the Willtek Group.

                    “Returns” means any returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other United States, German, national, state, municipal, provincial and local Taxing Authority, including consolidated, combined and unitary tax returns.

                    “Schedule” means any schedule attached hereto, dated the Effective Date, delivered by the Seller to the Buyers or by the Buyers to Seller, as the case may be, in connection with this Agreement.

                    “Seller Material Adverse Effect” means (i) any material adverse change in the business, properties, assets, Liabilities and results of operations or condition (financial or otherwise) of the Business taken as a whole or (ii) any effect that would be reasonably expected to materially impede or delay the ability of any of Seller to consummate the transactions contemplated by this Agreement and the Related Documents in accordance with their respective terms and applicable Laws or otherwise to perform its obligations hereunder and thereunder; provided, however, that in determining whether a Seller Material Adverse Effect has occurred, any effect to the extent reasonably attributable to the following shall not be considered: (a) material changes in Laws or the interpretation thereof in the geographic regions where the Business is principally operated, (b) changes in general economic conditions in the U.S. or global economy or financial markets as a whole which affect the industries in which the Business is principally operated (except to the extent that the Business is disproportionately affected relative to other participants in the industry in which the Business operates), (c) any change in general economic conditions in the industries or markets in which the Business principally operates (except to the extent that the Business is disproportionately affected relative to other participants in the industry in which the Business operates), (d) acts of terrorism or war, including any engagement by the United States or Germany in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date of this Agreement, (e) changes in GAAP or the interpretation thereof, (f) the announcement of this Agreement, the performance by Seller of obligations (other than in connection with the operation of the Business in the Ordinary Course in the manner prescribed in the first sentence of Section 5.3(a)), that Seller is required to perform by the terms of this Agreement, or the consummation of the Acquisition Transaction, (g) earthquakes, hurricanes, floods or other natural disasters, (h) any change or fluctuations in the Company’s share price, provided that the same does not arise out of an event that in and of itself otherwise would be a Seller Material Adverse Effect or (i) (A) any action taken by the Buyers or the Parent or (B) the omission of an action that was required to be taken by the Buyers or the Parent or (i) any action taken by any of the Willtek Group or the Company at the request or with the written consent of the Buyers or Parent.

                    “Severance Pay” means any payments and other obligations that are or become due and owing from the Willtek Group (or in the case of the U.S. Business Employees, the Company) to any of the Willtek Group Employees pursuant to any Contract, Employee Plan, social arrangement or under any applicable Law as a consequence of the termination of the employment of such Willtek Group Employees with the Willtek Group from and after the Effective Date, including the failure of any of such Willtek Group Employees to become or remain employed by the Buyers after the Closing Date; provided, however, Severance Pay does not include (i) any change in control payments or retention or incentive bonuses that become due and owing to any Willtek Group Employees by reason of or in connection with the successful consummation of the Acquisition Transaction, or (ii) with regard to the US Business Employees, COBRA.

                    “Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

                    “Taxes” means any taxes, fees, levies, duties, customs, tariffs, imposts and governmental impositions or charges of any kind payable to any Taxing Authority, including, without limitation, (i) income, corporation, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, land transfer, license, payroll, wages and salary, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto.

                    “Taxing Authority” means any Governmental Authority exercising taxing, collecting, levying or assessing authority.

                    “U.S. Business Employee” means any employee currently employed by Willtek Communications, Inc or who is employed by the Willtek Group and ordinarily working in the United States, in either case, as of the Effective Date; provided, however, for purposes of this definition, employment of any of such employees with the Company for bookkeeping purposes shall be deemed employment with Willtek Communications, Inc. and the Willtek Group, as the case may be, or as the context requires.

                    “Willtek Group Employees” means those current business employees of Willtek or any of the Willtek Subsidiaries who are employed by the Willtek Group as of the Effective Date as identified on Schedule 3.18(a).

                    “Willtek 1992 Social Plan” means the Social Plan (Sozialplan) of April 28, 1992 entered into between Schlumberger Technologies GmbH and its works council in relation to the measures regulated in the reconciliation of interests of December 4, 1991.

                    1.2 Index of Other Defined Terms:

Aeroflex Subsidiaries	Preamble
Accounts Receivable	Section 2.1(m)
Acquired Assets	Section 2.1
Adjustment Amount	Section 2.6(a)
Aeroflex	Preamble
Applicable Rate	Section 2.6(a)
Assumed Liabilities	Section 2.3
Assumed Pension Liabilities	Section 2.3(e)
Basket Amount	Section 9.4(a)
BGB	Section 5.8(a)
Business	Preamble
Business Software	Section 3.12(h)
Buyers	Preamble
Buyer Indemnified Parties	Section 9.2
Buyers’ Plans	Section 5.8(a)
Cash Purchase Price	Section 2.5(a)
Channel Partner Agreement	Section 3.10(a)(xvi)
Claim Notice	Section 9.5(a)
Closing	Section 8.1
Closing Adjusted Net Assets Amount	Section 2.6(d)
Closing Adjusted Net Assets Statement	Section 2.6(b)
COBRA	Section 3.16(c)
Company	Preamble
Confidential Records	Section 5.4(b)

Copyrights	Section 3.12(a)(i)
Cure Period	Section 10.1(b)
Dispute Notice	Section 9.5(b)
Domain Names	Section 3.12(a)(iv)
Effective Date	Preamble
Employee Invention Agreements	Section 3.12(d)
Employee Plan	Section 3.16(a)
Employee Plan Insurances	Section 2.1(n)
Employment Claims	Section 3.18(d)
Employment Transfer Liabilities	Section 5.8(d)
Employment Transfer Notice Obligations	Section 5.8(c)
Equipment	Section 2.1(a)
Excluded Assets	Section 2.2
Excluded Liabilities	Section 2.4
Export Control Laws	Section 3.13(b)
Fundamental Representations	Section 9.1(b)(ii)
German Business Employees	Section 5.8(a)
Government Contracts	Section 3.10(b)
Indemnified Party	Section 9.5(a)
Indemnifying Party	Section 9.5(a)
Independent Accountant	Section 2.6(d)
Intellectual Property	Section 3.12(a)
International Plan	Section 3.16(j)
Inventions	Section 3.12(a)(vi)
Inventory	Section 2.1(b)
IP Escrow Agreements	Section 3.12(c)
Know-How	Section 3.12(a)(vii)
Leased Real Property	Section 3.15(b)
License	Section 3.12(c)
Losses	Section 9.2
Non-Competition Period	Section 5.5(b)
Objecting Employee	Section 5.8(d)
Obsolete Inventory	Section 3.28
Omitted Asset	Section 5.13(a)
Omitted Asset Notice	Section 5.13(a)
Omitted Liability	Section 5.13(b)
Omitted Liability Notice	Section 5.13(b)
Outside Date	Section 10.1(a)(v)
Parent	Preamble
Party or Parties	Preamble
Patents	Section 3.12(a)(ii)
Products	Preamble
Proprietary Information	Section 5.4(a)
R & D Agreements	Section 3.12(c)
Real Property Agreements	Section 3.15(c)
Required Consents	Section 3.4

Resolution Period	Section 2.6(c)(ii)
Restricted Business	Section 5.5(b)
Scheduled Contracts	Section 3.10(a)
Scheduled Intellectual Property	Section 3.12(b)
Seller	Preamble
Seller Indemnified Parties	Section 9.3
Seller’s Notice	Section 2.6(c)(ii)
Seller’s Review Period	Section 2.6(c)(i)
Software	Section 3.12(a)(viii)
Termination Date	Section 10.1(a)
Third Party Claim	Section 9.6(a)
Trademark	Section 3.12(a)(iii)
Trade Secrets	Section 3.12(a)(v)
Transaction Structure	Preamble
Transferred Employees	Section 5.8(a)
Transfer Taxes	Section 6.4
Willtek	Preamble
Willtek Subsidiaries	Preamble
Work Interferences	Section 3.18(c)

ARTICLE II

SALE AND PURCHASE OF ACQUIRED ASSETS

                    2.1 Sale and Purchase of Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement and the Related Documents, as of the Closing Date, consistent with the Transaction Structure, the Company shall cause the Willtek Group to, and the Willtek Group shall, sell, transfer, convey, assign and deliver to the Buyers, free and clear of all Liens other than Permitted Liens, and the Buyers shall purchase from the Willtek Group all of the Willtek Group’s right, title and interest in, to, and under the Acquired Assets. As used herein, the “Acquired Assets” means, as of the Closing Date, all of the business of, and all of the assets and properties related to, and used in or held for use in the operation of, the Business, of every kind, character and description, whether tangible, intangible, personal or mixed, and wherever located, (other than the Excluded Assets), including, as set forth on the Schedule indicated and otherwise referenced specifically in a schedule to the German Bill of Sale and Assignment and Assumption Agreement or such other relevant local Bill of Sale, Assignment and Assumption Agreement or Related Document, the following:

                    (a) all equipment, machinery, furniture, fixtures, office equipment, computer equipment (including all hardware, software and software codes and other Information Technology), communications equipment, motor vehicles and other transportation assets and property and spare and replacement parts, leasehold improvements, samples and demonstration models and systems, and other fixed assets

(sometimes referred to herein collectively as the “Equipment”), supplies and other tangible personal property used in the operation of the Business, including that which is listed on Schedule 2.1(a);

                    (b) all raw materials, work in process, finished goods and other inventory items, including related supplies, packaging materials and containers, held for manufacture or sale in connection with the Business (sometimes referred to herein as the “Inventory”), including those listed on Schedule 2.1(b);

                    (c) (i) all Intellectual Property, and all licenses and sublicenses granted and obtained with respect thereto, and all Intellectual Property rights thereunder, remedies against infringement thereof, and rights to protection of the interest therein under the Laws of all jurisdictions, including as set forth on Schedule 2.1(c)(i) and (ii) all Information Technology described on Schedule 2.1(c)(ii);

                    (d) all outstanding customer purchase orders of the Business on the Closing Date, including those listed on Schedule 2.1(d);

                    (e) all Contracts (other than all outstanding customer purchase orders of the Business referred to in Schedule 2.1(d)), warranties and security interests to which the Willtek Group is a party or by which the Willtek Group is bound, or which relates to the Business or to which any of the Business or the Acquired Assets is subject, and all of the Willtek Group’s rights thereunder, including those listed on Schedule 2.1(e) (the “Assumed Contracts”);

                    (f) to the extent transferable, all Permits used in the Business;

                    (g) all prepaid expenses relating to the Business as of the Closing Date, including those listed on Schedule 2.1(g);

                    (h) all documents, part number lists, business and financial records, working papers, correspondence, memoranda, files, books, records, lists, and other documentation of any nature and in any format relating to the Products, services, customers, suppliers, vendors and distributors of the Business or otherwise relating to the Acquired Assets or the Business, including that developed and used for or in connection with accounting, designing, marketing, engineering, manufacturing, selling and testing or any other business operation or purpose;

                    (i) all part numbers for Products designed, developed, manufactured, sold or distributed by the Business, including those listed on Schedule 2.1(i);

                    (j) all goodwill and other tangible and intangible assets associated with the assets, properties and rights of the Business as a going concern, including, without any obligation to use the same after the Closing, the name and brand “Willtek” and “Willtek Communications” and any derivations of the foregoing, telephone and fax numbers, electronic mail addresses and websites;

                    (k) all claims, causes of action, judgments and rights of the Seller related to the Acquired Assets, the Business and the Assumed Liabilities (except to the extent related to any Excluded Asset described in Section 2.2);

                    (l) all lease security and other like deposits including those listed on Schedule 2.1(l);

                    (m) all accounts and notes receivable, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto relating to, or arising in connection with, the Business reflected on the December 31, 2009 Balance Sheet and generated and not thereafter collected in the Ordinary Course of the Business as of the Closing Date including those set forth on Schedule 2.1(m) (collectively, “Accounts Receivable”);

                    (n) all pension liability insurances and direct life insurances and annuities (as well as the cash surrender value thereof), which congruently or partially cover or otherwise fund the actual net present value of the pension obligations of the Willtek Group under any one or more of the Employee Plans (the “Employee Plan Insurances”); and

                    (o) all other Assets related to the Business which are not identified as Excluded Assets, including those assets which should have been but were not listed on the Schedules above, as well as all other Assets acquired by the Willtek Group subsequent to the Effective Date and on or before the Closing Date related to the Business or any replacements of or for any of the Acquired Assets.

                    2.2 Excluded Assets. The purchase of the Acquired Assets by the Buyers and the sale of the Acquired Assets by the Willtek Group contemplated by this Agreement shall not include the following assets of the Willtek Group (the “Excluded Assets”):

                    (a) all cash and cash equivalents existing as of the Closing Date;

                    (b) all rights of the Seller in and to this Agreement;

                    (c) all Returns and rights to Tax refunds, credits, offsets or other tax benefits relating to any Pre-Closing Tax Period;

                    (d) all claims, causes of action, judgments and rights in litigation of the Business to the extent related to any Excluded Asset;

                    (e) subject to Section 5.9, any Contracts that are not Acquired Assets as identified on Schedule 2.2(e);

                    (f) minute books, charter documents, stock or equity record books and records of the Willtek Group as related to corporate existence or capitalization;

and

                    (g) any of the common stock or other evidences of the equity interests of the Willtek Subsidiaries owned by Willtek.

                    (h) except to the extent that the same are deemed to constitute Employee Plan Insurances, all current and prior insurance policies and all rights of any nature with respect thereto, including all insurance recoveries and return of premiums due thereunder, rights to assert claims with respect to any such policies and all premium deposits, claims deposits and other security deposits in connection therewith;

                    (i) all rights of the Willtek Group under any confidentiality, non-use or similar Contract with any employee or contractor of the Seller to the extent that such rights are not related to the Business;

                    (j) all personnel and employment records for employees and former employees who are not Transferred Employees; and

                    (k) any properties, assets, goodwill and rights of the Seller of whatever kind and nature, real, personal or mixed, tangible or intangible that are set forth or described in Schedule 2.2(k) or are not related to the Business.

                    2.3 Assumed Liabilities. As of the Closing Date, the Buyers, in a manner consistent with the Transaction Structure and as described below or in any particular Schedule to this Agreement and otherwise specifically referenced in a schedule to the German Bill of Sale, Assignment and Assumption Agreement or such other relevant local Bill of Sale, Assignment and Assumption Agreements, shall assume the Assumed Liabilities from the Willtek Group. As used herein, the term “Assumed Liabilities” means the following:

                    (a) (i) all those trade accounts payable and expenses of the Business that (A) are accrued on the December 31, 2009 Balance Sheet, (B) are described specifically on Schedule 2.3(a), or (C) arise in the Ordinary Course of the Business from the Balance Sheet Date to the Closing Date other than Excluded Liabilities and (ii) all such other debts, obligations and Liabilities relating to the operation of the Business after the Closing Date or the ownership of the Acquired Assets after the Closing Date;

                    (b) all Taxes in respect of the operation of the Business or ownership of the Acquired Assets relating to any Post-Closing Tax Period exclusive of Transfer Taxes;

                    (c) all Liabilities included in the calculation of the Adjusted Net Assets of the Business pursuant to Section 2.6;

                    (d) all Liabilities for making payments or providing benefits to the Willtek Group Employees including (i) all Liabilities for the payment to any of the

Willtek Group Employees of salary or bonuses that were earned or accrued but otherwise not actually due and payable prior to the Closing Date, as reflected on the December 31, 2009 Balance Sheet or otherwise incurred from the Balance Sheet Date in the Ordinary Course up to the Closing Date, but excluding any Liabilities for change in control payments or any bonuses or retention or incentive payments that are predicated on the successful consummation of the Acquisition Transaction, (ii) all Liabilities under any existing Employee Plans described in Schedule 3.16(a) for the payment to any Willtek Group Employees of benefits that were earned or accrued but otherwise not actually due and payable prior to the Closing Date as reflected on the December 31, 2009 Balance Sheet or otherwise incurred from the Balance Sheet Date in the Ordinary Course up to the Closing Date, (iii) all Liabilities for accrued sick leave, vacation, holiday or paid personal time for any of the Willtek Group Employees as reflected on the December 31, 2009 Balance Sheet or otherwise incurred from the Balance Sheet Date in the Ordinary Course up to the Closing Date, and (iv) all Liabilities for Severance Pay to any Willtek Group Employees which arise by reason of the termination of the employment of the Willtek Group Employees with the Willtek Group from and after the Effective Date, including the failure of any of the Willtek Group Employees to become or remain employed by Buyers after the consummation of the Acquisition Transaction.

                    (e) the accumulated benefit obligation through and including the Closing Date under the non-contributory, defined benefit pension Employee Plan maintained by the Willtek Group, except for any Liabilities related to the Willtek 1992 Social Plan (the “Assumed Pension Liabilities”);

                    (f) all Liabilities relating to the employment of the Transferred Employees by any of the Buyers, Parent or any of their Affiliates on and after the Closing Date and all Employment Transfer Liabilities;

                    (g) all Liabilities of the Willtek Group for the performance of the Assumed Contracts and the Real Property Agreements, except for any breaches thereof which arise out of circumstances or events related to the operation of the Business by the Willtek Group prior to the Closing Date;

                    (h) all Liabilities of the Willtek Group for the performance of customer purchase orders of the Business existing on the Closing Date.

                    (i) all Environmental Cost and Liabilities other than Pre-Closing Environmental Liabilities and any Export Control Laws Costs and Liabilities other than Pre-Closing Export Control Laws Liabilities;

                    (j) to the extent (i) not constituting a breach of the representations and warranties of the Seller in Section 3.9, (ii) accrued on the December 31, 2009 Balance Sheet, or (iii) arising in the Ordinary Course of Business between the Balance Sheet Date and the Closing Date, all Liabilities to customers of the Business with respect to (A) customer credits, customer advances, merchandise vouchers, refund vouchers, coupons and refunds purchased, issued, or earned in connection with the Business and (B) all exchanges or returns of merchandise sold by the Business;

                    (k) all Liabilities arising out of or in connection with the marketing, distribution and sale of the Products to the extent (i) accrued on the December 31, 2009 Balance Sheet, (ii) identified on Schedule 3.30 and/or Schedule 3.31 or (iii) arising in the Ordinary Course of the Business from the Balance Sheet Date through the Closing Date;

                    (l) all Liabilities of the Willtek Group with respect to any Indebtedness issued or created for the account of the Business as set forth specifically on Schedule 2.3(l);

                    (m) all Liabilities for any Actions initiated after the Closing Date which relate to the Business, the Assumed Liabilities or any Acquired Asset, but excluding any such Action if and to the extent it (i) relates solely to any Excluded Asset or Excluded Liability or (ii) arises out of circumstances and events related to the operation of the Business by the Willtek Group prior to the Closing Date and not accrued on the December 31, 2009 Balance Sheet or set forth on Schedule 2.3(m);

                    (n) all other Liabilities to be expressly undertaken by any of Parent and the Buyers pursuant to this Agreement and any obligation or Liability of the Buyers or Parent created by this Agreement or the Related Documents;

                    (o) all Liabilities which are identified as Assumed Liabilities but for which the Willtek Group otherwise is held to be liable under applicable German Law, nevertheless shall remain and be treated internally as Assumed Liabilities for purposes of this Agreement;

                    (p) to the extent set forth in Section 5.8, Liabilities in connection with the Employment Transfer Notice Obligation; and

                    (q) expenses incurred by the Buyers and Parent in connection with the Acquisition Transaction or any other transactions contemplated herein, including, fees and expenses of counsel, accountants, consultants or investment advisors of Parent or the Buyers.

                     2.4 Excluded Liabilities. Except for Assumed Liabilities, notwithstanding anything to the contrary contained in this Agreement, the Buyers do not assume, agree to perform or discharge, indemnify the Seller Indemnified Parties against or otherwise have any responsibility or liability for any Liabilities of the Willtek Group, whether fixed or contingent, and whether arising prior to, on or after the Closing Date (the “Excluded Liabilities”) including the following:

                    (a) the Bank Debt and any accrued interest expense in connection therewith;

                    (b) any Indebtedness or Liability of the Willtek Group to the Company or any of its corporate Affiliates, or to any officer, director or shareholder of the Company, including the Indebtedness described on Schedule 2.4(b) and any accrued interest thereon;

                    (c) any Liability for Taxes relating to the Business or the Acquired Assets attributable to any period prior to the Closing Date and any Liability for Transfer Taxes in connection with the consummation of the transactions contemplated herein;

                    (d) any Liability of the Willtek Group to indemnify the Company or any corporate Affiliate of the Company or any officer, director, employee or shareholder of any of the Willtek Group, the Company or any of the corporate Affiliates of the Company;

                    (e) any Liability pertaining to the Willtek Group or the Business and arising out of or resulting from non-compliance prior to the Closing Date with any Laws;

                    (f) any Liabilities of the Willtek Group (i) to make any payments or provide benefits of any kind to any former employees or retirees of the Willtek Group other than the Assumed Pension Liabilities, (ii) to provide any U.S. Business Employees with COBRA benefits, (iii) in respect of work related employee injuries or workmen’s compensation claims for any Willtek Group Employees based on events or circumstances occurring prior to the Closing Date (iv) to the Willtek Group Employees for any change in control payments or bonuses or retention or incentive payments that are predicated on the successful consummation of the Acquisition Transaction, (v) for any payments to any of the Willtek Group Employees constituting salary, bonus or Severance Pay or for any payments to the Willtek Group Employees under any Employee Plans of the Willtek Group to the extent that, in either case, the same actually was due and payable and not paid by the Willtek Group (or the Seller) prior to the Closing Date, (vi) relating to, or arising under, the Willtek 1992 Social Plan; and (vii) not assumed as Assumed Liabilities pursuant to Section 2.3(d).

                    (g) expenses incurred by the Seller in connection with the Acquisition Transaction or any other transactions contemplated herein, including fees and expenses of Seller’s counsel, accountants, consultants and investment advisors;

                    (h) any obligation or Liability of the Seller to the Buyers created by this Agreement or any Related Document;

                    (i) any Pre-Closing Environmental Liabilities;

                    (j) any Liability, whether currently existing or hereafter arising, to the extent attributable to an Excluded Asset;

                    (k) any Liability arising from the failure by the Willtek Group to comply with the bulk transfer or other applicable Laws of any jurisdiction with respect to the consummation of the transactions contemplated hereby, including the German Foreign Trade Act;

                    (l) any Liability for any Action if and to the extent that it (i) relates solely to an Excluded Asset or an Excluded Liability or (ii) arises out of circumstances or events related to the operation of the Business by the Willtek Group prior to the Closing Date and is not accrued on the December 31, 2009 Balance Sheet or set forth on Schedule 2.3(m);

                    (m) any Liability for Employment Claims resulting from, or predicated upon, any events or circumstances arising or occurring prior to the Closing Date in connection with the operation of the Business;

                    (n) any Pre-Closing Export Control Laws Liabilities; and

                    (o) any Liabilities of the Willtek Group not incurred in the Ordinary Course of the Business which are not expressly assumed by the Buyers; and

                    (p) all Liabilities which are identified as Excluded Liabilities but for which the Buyers otherwise are held to be liable under applicable German Law, including Section 75 of the German General Tax Code and Section 25 of the German Commercial Code and any other similar national law provisions, nevertheless shall remain and be treated internally as Excluded Liabilities for purposes of this Agreement.

          To the extent, if at all, that any Liability is identified in this Agreement as both an Assumed Liability and an Excluded Liability, it shall be treated for all purposes under this Agreement and the Related Documents as an Excluded Liability. To the extent that any current Liability of the Willtek Group may be partly an Assumed Liability and partly an Excluded Liability, the apportionment of such Liability shall be determined pursuant to applicable accounting principles by the Parties hereto.

                    2.5 Purchase Price.

                    (a) As consideration for the purchase of the Acquired Assets, the Buyers, in a manner consistent with the Transaction Structure, shall assume the Assumed Liabilities and pay to the Willtek Group on the Closing Date, Two Million Seven Hundred Fifty Thousand ($2,750,000) Dollars, according to the allocation set forth in Schedule 2.5(a), by wire transfer of immediately available funds to an account or accounts previously specified by written notice to the Buyers at least five (5) Business Days prior to the Closing Date (the “Cash Purchase Price”). The Cash Purchase Price shall be adjusted by the Adjustment Amount pursuant to Section 2.6 hereof.

                    (b) The Parties agree to the allocation of the Cash Purchase Price, as adjusted by the Adjustment Amount (taking into account the Assumed Liabilities) and any indemnity payments pursuant to Section 9.9(c), under any applicable Tax Laws, as set forth in Schedule 2.5(a). The Parties agree that, for tax reporting purposes, they will file all forms that are required by any Taxing Authority to which they are subject for the taxable year that includes the Closing Date, reflecting the price allocation, and otherwise report the transactions contemplated by this Agreement wherever and whenever any of them are required to do so in accordance with such allocation and not take a position for Tax purposes inconsistent therewith. The Buyers and Parent and the Seller shall notify and provide each other with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed upon allocation of the Cash Purchase Price.

                    2.6 Post Closing Adjustment of Purchase Price.

                    (a) A post-Closing adjustment of the Cash Purchase Price (the “Adjustment Amount”) shall be made to reflect the U.S. dollar amount by which, if at all, the Adjusted Net Assets of the Business as of the Closing Date, as finally determined in the manner provided in this Section 2.6, is less than the Adjusted Net Assets Target. Within three (3) Business Days after the Closing Adjusted Net Assets Amount is finally determined and becomes binding and conclusive on the Parties pursuant to this Section 2.6, the Company, on behalf of Willtek, shall make the payment provided for in this Section 2.6(a), if any, by wire transfer in immediately available funds to an account specified by the Buyers. If the Seller fails to timely make payment of the Adjustment Amount, if any, as provided, the Buyers (or Parent) shall have the right to institute such action or proceeding as they (it) deem appropriate to recover the Adjustment Amount, and, without limiting the foregoing, may do so otherwise, in whole or in part, by way of offset against any monies that may become payable to the Seller Indemnified Parties pursuant to Article IX of this Agreement.

                    (b) Within one hundred twenty (120) days following the Closing Date, the Buyers or Parent shall prepare and deliver to the Company on behalf of Willtek, a statement of the Adjusted Net Assets of the Business as of the Closing Date (the “Closing Adjusted Net Assets Statement”) by applying the same methodology and principles described on Schedule 2.6(b) that were used to calculate the Adjusted Net Assets Target.

                    (c) (i) The Company shall have forty-five (45) days after the receipt of the Closing Adjusted Net Assets Statement (the “Seller’s Review Period”) to review the Closing Adjusted Net Assets Statement, and the books and records on which the preparation of the same were based.

                         (ii) If the Company disputes any item(s) on the Closing Adjusted Net Assets Statement, it shall give the Buyers written notice of such disagreement prior to the expiration of the Seller’s Review Period specifically identifying the item(s) and amount(s) in dispute and the basis for such dispute (the “Seller’s Notice”). The Parties shall use commercially reasonable efforts to reach agreement with respect to the disputed items within thirty (30) days following the delivery of the Seller’s Notice, or such longer period as may be agreed upon by the Parties (the “Resolution Period”).

                         (iii) If the Company and the Parent mutually agree upon the Closing Adjusted Net Assets Statement within the Resolution Period, such agreement shall be binding upon the Parties. Any item(s) on the Closing Adjusted Net Assets Statement not specifically identified in writing as a disputed item before the end of Seller’s Review Period shall be deemed to have been accepted by Willtek and shall not be subject to any further dispute, review or change.

                    (d) If the Parties fail to resolve any disputes with respect to the Closing Adjusted Net Assets Statement within the Resolution Period, the dispute shall be submitted for resolution within ten (10) days after the expiration of the Resolution Period to, and definitively and finally determined by, an independent, internationally recognized accounting firm that currently does not audit/review, and has not audited/ reviewed, within two years preceding the date of the appointment of such firm, any of the Seller, Parent or the Buyers, which shall be mutually selected by the Buyers and Willtek from those listed on Schedule 2.6(d) (the “Independent Accountant”). The Independent Accountant shall act as an expert and not as an arbitrator to determine, based solely on the presentations of the Company and the Parent and Buyers, and not by independent review, only those items that are still in dispute. The Independent Accountant’s determination, rendered consistent with the terms hereof and in no event later than (30) days after the dispute is submitted to it, shall be final, conclusive and binding and be set forth in a written statement delivered to the Company and Parent. The Company and the Buyers (or Parent), jointly and severally, shall have equal responsibility for the fees and expenses of the Independent Accountant, unless either Party has been found to (i) have acted in bad faith or (ii) have engaged in fraud or other such misconduct, in which case, that Party could be held responsible for the whole or a significant portion of such fees and expenses. The Closing Adjusted Net Assets Statement as mutually agreed to by the Parties or otherwise as finally determined in the manner provided shall be referred to as the “Closing Adjusted Net Assets Amount.”

                    (e) The Adjustment Amount shall be treated for income tax purposes as an adjustment to the Cash Purchase Price.

                    (f) As a matter of convenience, in connection with the performance of the protocol outlined in this Section 2.6, Parent may substitute itself in the place and stead of the Buyers as their representative.

                    (g) Parent and the Buyers will make the work papers and back-up materials and records used in preparing the Closing Adjusted Net Assets Statement available to the Company and its accountants at reasonable times and upon reasonable notice at any time during (A) the review by the Company of the Closing Adjusted Net Assets Statement, and (B) the resolution by the Company and the Buyers of any dispute with respect thereto pursuant to this Section 2.6.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

                    As an inducement to the Buyers and Parent to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller, on a joint and several basis, represents and warrants to the Buyers and Parent that as of the Effective Date and the Closing Date:

                     3.1 Organization and Qualification; Subsidiaries. Willtek and each of the Willtek Subsidiaries is a corporation, limited company, limited partnership, limited liability company or other entity duly organized, validly existing and in good standing (in each instance where such concepts are legally applicable) under the Laws of the jurisdiction of its organization or origin and has the requisite corporate, limited company, partnership, limited liability company or other entity (as the case may be) power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except, with respect to any Willtek Subsidiary, where the failure to be in good standing would not, or would not reasonably be expected to, individually or in the aggregate, have a Seller Material Adverse Effect. Willtek and each of the Willtek Subsidiaries is duly qualified or licensed as a foreign corporation to do business and is in good standing (in each instance where such concepts are legally applicable) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary as set forth on Schedule 3.1, except where the failure to be so qualified or licensed and in good standing would not, or would not reasonably be expected to, individually or in the aggregate, have a Seller Material Adverse Effect. A true, accurate and complete list of (i) all of the Willtek Subsidiaries, together with the jurisdiction of incorporation or organization of each such Willtek Subsidiary, and (ii) exclusive of the Willtek Subsidiaries, each sales office of Willtek, together with its location, is set forth in Schedule 3.1.

                    3.2 Authorization. Each of the Company, Willtek and the Willtek Subsidiaries has all requisite corporate power and authority to execute and deliver this Agreement and the Related Documents and to perform its obligations hereunder and thereunder. Each of the Company, Willtek and the Willtek Subsidiaries has duly authorized the execution, delivery and performance of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby or thereby, and no other corporate proceedings or action on the part of any of them is necessary to authorize this Agreement or the Related Documents or to consummate the transactions contemplated hereby or thereby. This Agreement and the Related Documents have been duly executed and delivered by the Company, Willtek and the Willtek Subsidiaries and, assuming due execution, constitute legal, valid and binding obligations of each of them and enforceable against each of them in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws of general applicability affecting the rights of creditors or by general equitable principles.

                     3.3 No Violations or Conflicts. Neither the execution and delivery of this Agreement by each of the Company, Willtek and the Willtek Subsidiaries or, as may applicable, those of the Related Documents to which it is a party, nor the consummation by each of them of the transactions contemplated by this Agreement or the Related Documents (assuming all required consents, approvals, authorizations, filings and notices set forth in Schedule 3.4 have been made, given or obtained) does or will (i) violate any provision of the their organizational documents (ii) result in a violation or breach of, or constitute a default under (or an event that, with notice, lapse of time, or both would be a default under), or result in the acceleration of any obligations under, any indenture, mortgage, bond, Contract, license, agreement, Permit, instrument or other obligation to which any of the Company, Willtek or the Willtek Subsidiaries is a party or by which any of the assets of the Willtek Group, including the Acquired Assets, is bound, (iii) result in an event that would permit any party to terminate any agreement or Contract of Willtek or the Willtek Subsidiaries, (iv) violate in any material respect any Law or Order to which Willtek or the Willtek Subsidiaries is subject, or (v) result in the creation or imposition of any Lien on any assets of the Willtek Group, including the Acquired Assets, except in the case of clauses (ii) and (iii), above, as would not individually or in the aggregate, reasonably be expected to have Seller Material Adverse Effect.

                    3.4 Consents and Approvals. Except as set forth on Schedule 3.4 (collectively, the “Required Consents”), there is no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or any other Person that if not obtained or made by the Seller as required in connection with the execution, delivery and performance by the Seller of this Agreement or the Related Documents, would be reasonably likely to have a Seller Material Adverse Effect. All of the Required Consents will be obtained on or prior to the Closing Date.

                    3.5 Financial Statements.

                    (a) The Financial Statements have been previously delivered to the Buyers and are attached hereto as Schedule 3.5(a).

                    (b) The Financial Statements (i) are complete, true and correct in all material respects; (ii) were prepared in accordance with GAAP, consistent with Past Practice; (iii) present fairly the financial position and results of operations of the Willtek Group and the Business as of the date thereof and for the year ended; and (iv) are based upon and accurately and correctly reflect, in all material respects, the books of account and other financial records of the Willtek Group and the Business. Assets and Liabilities reflected on the December 31, 2009 Balance Sheet have been translated at year end exchange rates.

                    (c) The books of account and other financial records of the Willtek Group and the Business are complete and accurate in all material respects and have been properly maintained in all material respects in accordance with applicable Law.

                    3.6 Assets; Continued Operation. The Willtek Group has good and marketable title to, or a valid leasehold interest in, or a license to or otherwise possesses the lawful right to use, all tangible assets that are part of the Acquired Assets, including, but not limited to, those reflected on the books and records of the Willtek Group and on the December 31, 2009 Balance Sheet as “Property and Equipment” (except those sold or disposed of subsequent to the date thereof in the Ordinary Course of Business consistent with Past Practice), free and clear of all Liens except for the Permitted Liens. None of the Acquired Assets is subject to any sublease, sublicense or other agreement granting to any other Person any right to the use or enjoyment of such assets. All of the tangible assets comprising the Acquired Assets are in good operating condition and in a good state of maintenance and repair. The Acquired Assets constitute all of the assets necessary for the operation of the Business as it is presently conducted. The Willtek Group has the right to sell, assign, transfer, convey and deliver the Acquired Assets to the Buyers and upon consummation of the transactions contemplated hereby, the Buyers will have acquired, as the case may be, good and marketable title to, or a valid leasehold interest in, or a valid license to use and practice, each of the Acquired Assets, free and clear of all Liens except for the Permitted Liens.

                    3.7 No Undisclosed Liabilities. Except for the Excluded Liabilities, other than to the extent disclosed or reserved for in the December 31, 2009 Balance Sheet, or otherwise specifically disclosed on Schedule 3.7, the Willtek Group has no Liabilities, commitments or obligations of any nature whatsoever, whether accrued, absolute, contingent, known, unknown, asserted, unasserted or otherwise, and whether due or to become due except for Liabilities, obligations and commitments incurred in the Ordinary Course in a manner consistent with Past Practice since the Balance Sheet Date which do not exceed, in the aggregate, $50,000.

                    3.8 Absence of Certain Changes, Conduct of Business.

                    (a) Since the Balance Sheet Date, the Willtek Group has conducted the operations and affairs of the Business only in the Ordinary Course consistent with Past Practice and there has not occurred a Seller Material Adverse Effect or any events and circumstances which reasonably could be expected to result in a Seller Material Adverse Effect.

                    (b) In addition to, and not in limitation of the foregoing, since the Balance Sheet Date, the Willtek Group has not: (i) encumbered any of the Acquired Assets or material property of the Business; (ii) hired additional employees, converted full time employees to part time employees, or increased or accelerated the payment or vesting of compensation or other remuneration or benefits payable or to become payable to any of the current directors, officers or other employees or agents of the Business other than as expressly required by the terms of employment agreements or works agreements existing on the date hereof and disclosed to the Buyers or Parent;

(iii) adopted or (except as otherwise required by applicable Law) amended or made any unscheduled contribution to any Employee Plan for or with employees, or entered into any collective bargaining or works agreement covering any employees of the Business; (iv) waived any right under, or terminated or modified, any Contract, except for terminations of Contracts upon their expiration in accordance with their terms; (v) created, incurred, assumed or otherwise become liable for any Indebtedness in an aggregate amount in excess of $50,000 or guaranteed or endorsed any obligation or the net worth of any Person, in each case in respect of or otherwise relating to or affecting the Business; (vi) except in the Ordinary Course consistent with Past Practice, paid, discharged or satisfied any claim, obligation or Liability of the Business in an aggregate amount in excess of $50,000; (vii) sold, transferred, leased or otherwise disposed of any of the Acquired Assets, except in the Ordinary Course in a manner consistent with Past Practice and for a cash consideration equal to the fair value thereof at the time of such sale, transfer, lease or other disposition; (viii) sold, transferred, leased, licensed or otherwise disposed of any Intellectual Property or other intangible assets that are part of the Acquired Assets or disclosed any confidential Proprietary Information relating to the Business to any Person; (ix) cancelled, compromised, released or waived any debt, claim or right in respect of or otherwise relating to or affecting the Business; (x) caused the Business to make any loan or advance to any Person, or to acquire the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other business enterprise; (xi) made any capital investment or expenditure or capital improvement, addition or betterment in respect of or otherwise relating to or affecting the Business in excess of $25,000 (xii) instituted or settled any action, suit or proceeding before any Governmental Authority relating to the Acquired Assets or in respect of or otherwise relating to or affecting the Business; (xiii) entered into any Contract, commitment, transaction or obligation in respect of or otherwise relating to or affecting the Business, except in the Ordinary Course in a manner consistent with Past Practice; (xiv) suffered any damage, destruction or casualty loss to the Acquired Assets in excess of $25,000 in the aggregate, whether or not covered by insurance; (xv) made any Tax election or settled or compromised any Tax controversy relating to the Acquired Assets or the Business; (xvi) announced or effected any material change in the form or manner of distribution of any of the Products provided by the Business; (xvii) made deliveries in connection with its backlog of orders other than in the Ordinary Course; (xviii) made or effected any material change in the practices or policies of pricing, booking orders, discounting for sales of finished goods, ordering supplies and raw materials, shipping finished goods, accepting returns or honoring warranties, invoicing customers and collecting receivables; (xix) materially changed any of the accounting methods or principles used in recording transactions on its books or records or in preparing the Financial Statements; (xx) wrote up or wrote down or wrote off the book value of any of the Acquired Assets other than in the Ordinary Course consistent with Past Practice; (xxii) entered into, renewed or modified in any material respect any agreement, understanding, arrangement or manner of doing business between the Company and the Willtek Group or Willtek and the Willtek Subsidiaries, including the transfer of ownership of any Intellectual Property or other of the Acquired Assets; (xxiii) took or failed to take any action that could reasonably be expected to have a Seller Material Adverse Effect on the Business except as may have been warranted in the good faith business judgment of the Willtek Group in the Ordinary Course; (xxiv) incurred any Indebtedness for money borrowed in excess of $50,000 for which the Buyers or the Business would be liable after the Closing Date; (xxv) entered into any Contract or commitment to do any of the foregoing; or (xxvi) entered into any other transaction or taken any other action not in the Ordinary Course of the Business (except for transactions contemplated by this Agreement).

                    3.9 Customers and Suppliers. Schedule 3.9 sets forth, by volume and monetary amount, a list of the ten largest customers and ten largest suppliers of the Business for the year ended December 31, 2009. For the purposes of this Section, “customer” shall mean any Person to whom the Willtek Group sold Products, whether such Products were sold under current part numbers or predecessor part numbers. There exists no actual, and the Seller has no Knowledge, of any threatened, termination, cancellation or limitation of, or any material change in, the business relationship of the Business with any material customer or supplier (including as a result of the consummation of the transactions contemplated hereby). To the Knowledge of the Seller, no material customer or supplier has experienced any work stoppage or other material adverse circumstance or condition that is reasonably likely to jeopardize or adversely affect the future relationship of the Business with any such customer or supplier. Except as set forth on Schedule 3.9, there are no pending disputes or controversies with any material customer or supplier of the Business which, to the Seller’s Knowledge, would materially affect the continuation of business with such customer. To the Knowledge of the Seller, no customer of the Business has any right to any credit or refund for Products sold by the Business pursuant to any Contract, understanding or practice of the Willtek Group other than pursuant to the normal course return or rescission policy of the Willtek Group. No sales incentives, rebates or trade-ins have been offered to any of the customers of the Business which differ substantially from what have been granted or offered to such customers in the Ordinary Course consistent with Past Practice, and otherwise there are no special post shipment obligations or acceptance provisions that exist with regard to any sales arrangements with the customers of the Business.

                    3.10 Contracts.

                    (a) Schedule 3.10(a) sets forth a true, complete and correct list of the existing material Contracts described below that relate to, are connected with, or are used in the operation of, the Business or the Acquired Assets, to which the Willtek Group is a party or pursuant to which the Willtek Group, the Acquired Assets or the Business are bound (the “Scheduled Contracts”):

                         (i) any Contracts providing for a commitment of employment or for consultation, legal, investment banking, brokerage or accounting services to the Business;

                         (ii) any Contracts with any Person containing any provision or covenant (A) prohibiting or materially limiting the ability of the Willtek Group or the Business to engage in any business activity or compete with any Person generally or in connection with any product or in any territory; or (B) requiring most favored pricing to be provided to any third party; (C) granting first refusal or similar rights to any Person;

                              (iii) any Contracts pursuant to which any Lien (other than an Assumed Liability or a Permitted Lien) has been or could be imposed on any of the Acquired Assets;

                              (iv) any Contracts (other than this Agreement) providing for (i) the future disposition or acquisition of any of the Acquired Assets (other than dispositions or acquisitions of inventory in the Ordinary Course of Business), and (ii) any merger or other business combination involving the Business;

                              (v) any Contract, the terms of which include express provisions regarding confidentiality (excluding licenses for commercial off the shelf software);

                              (vi) any Contract (A) for the lease of personal property or Equipment constituting an Acquired Asset to or from any Person which provides for lease payments in excess of $50,000 per year or (B) for the lease, sublease or license of Real Property in connection with the operation of the Business;

                              (vii) any Contract that limits or contains restrictions on the ability of the Willtek Group to incur or suffer to exist any Lien, to purchase or sell any assets, to change the lines of business in which it participates or engages or to engage in any merger or other business combination;

                              (viii) any other Contracts that involve the payment, pursuant to the terms of any such Contract, (A) by or to the Willtek Group of more than $50,000 annually;

                              (ix) any Contract concerning the issuance of a Permit or License which is material to the Business requiring an annual payment of $25,000 or more in fees, royalties or otherwise by the Willtek Group;

                              (x) any Contract, the particulars of which are required to be furnished to any competition or regulatory authority and any undertaking that has been given or Order made pursuant to any competition legislation or in response to any request for information or statement of objection from any Governmental Authority;

                              (xi) any bid, tender, proposal or offer which, if accepted, will result in the Willtek Group becoming a party to any agreement or arrangement in which the aggregate payments to be received or paid by the Willtek Group would exceed $50,000;

                              (xii) (A) any Employee Plan, industrial or works council agreement and any other Contract, arrangement or scheme providing for severance, bonuses, retention payments, success payments, retirement benefits, deferred compensation or change in control payments to any current or former directors, officers and employees of, and consultants to, the Willtek Group and the Business, and (B) any employment agreement or employment Contract which is not substantially in the form of the standard employment agreement of the Willtek Group (a copy of which has been provided to Buyers) or otherwise provides for wages greater than $75,000 per year; (C) any Contract constituting, reflecting or providing for Employee Plan Insurances;

                              (xiii) any Contract that (A) requires performance more than one year from the Closing Date, or (B) cannot be terminated within ninety (90) days after giving notice of termination without resulting in a cost or penalty or (C) which requires consent to assign the same to the Buyers or imposes a financial penalty or requires a payment of any kind as a result of the consummation of the transactions contemplated herein;

                              (xiv) all Contracts relating to the manufacture, sale, distribution, marketing or promotion of the Products or under which a commission is currently or could be payable in connection with any of the foregoing;

                              (xv) all Contracts with vendors or suppliers to the Business;

                              (xvi) any Contract between the Willtek Group and a “channel partner” (a “Channel Partner Agreement”) who accounted for more than 1% of the sales of the Business in any of the past three years and any Channel Partner Agreement that is not terminable on 60 days notice;

                              (xvii) any Contract between or among (A) Willtek and any of the Willtek Subsidiaries, or (B) any of the Willtek Group and the Company or any other Affiliate of Willtek;

                              (xviii) any Contract not otherwise described in any of clauses (i) through (xvii) above under which the consequences of a default or termination could reasonably be expected to have Seller Material Adverse Effect;

                              (xix) any Contract relating to the licensing, sublicensing or development of Intellectual Property by or for the Willtek Group;

                              (xx) any material Contract not made in the Ordinary Course of the Business; and

                              (xxi) all amendments, exhibits and schedules to any of the Contracts described or referenced in this Section 3.10(a).

True, complete and correct copies of each Contract have been furnished or made available to the Buyers and Parent.

          Each Scheduled Contract, with respect to the Willtek Group (or, if applicable, the Company), and to the Knowledge of the Seller, each other party thereto and assuming due execution, is a legal, valid, enforceable and binding agreement, is in full force and effect, and will continue to be legal, valid, enforceable and binding and in full force and effect in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws of general applicability affecting the rights of creditors or by general equitable principles, following the consummation of the transactions contemplated hereby. The Willtek Group is not in default or breach of any of the Scheduled Contracts and, to the Knowledge of the Seller, no other party to any of the Scheduled Contracts is in default or breach thereof. With respect to the Willtek Group (or if applicable, the Company), and to the Knowledge of the Seller, any other party to any Scheduled Contracts, there exists no condition, event or act (including the consummation of the transactions contemplated by this Agreement) which, with the giving of notice, the lapse of time or the happening of any other event or condition, (i) would become a default or an event of default, or would constitute a breach of any provision of any Scheduled Contract, or (ii) would permit the acceleration of any obligation of any party to any Scheduled Contract or the creation of a Lien upon any of the Acquired Assets, except as would not, individually or in the aggregate, be reasonably expected to have a Seller Material Adverse Effect. The Willtek Group has not been notified in writing of the pending or threatened cancellation, revocation or termination of any of the Scheduled Contracts, and, to the Seller’s Knowledge, there are no facts or circumstances which could reasonably be expected to result in any cancellation, revocation or termination. The Willtek Group has not assigned, delegated or otherwise transferred any of its rights or obligations with respect to any Scheduled Contract. None of the Scheduled Contracts places restrictions on the Willtek Group to engage in the Business in any place or to solicit any Persons as customers, employees or independent contractors of the Business.

                    (b) Schedule 3.10(b) sets forth a complete and accurate list of the Government Contracts, true, complete and correct copies of which have been delivered or made available to the Buyers or Parent. “Government Contracts” shall mean all current Contracts, including Contracts under which performance is completed, but which are subject to audits or adjustments by any Governmental Authority or for which all related accounting, legal and performance issues are not resolved: (i) between the Willtek Group and any Governmental Authority, including any blanket purchase agreements, task orders, or other agreements thereunder; and (ii) between the Willtek Group and an entity which is a party to a Contract or other agreement with a Governmental Authority.

                          (i)The Willtek Group has complied in all material respects with all terms and conditions of each of the Government Contracts, has complied with all requirements of all applicable Laws pertaining to each such Government Contract and otherwise is not a party to any current dispute relating to a Government Contract. There are no current or, to the Knowledge of the Seller, threatened, or known pending claims, appeals, protests, or lawsuits relating to a Government Contract. The Willtek Group has not received a cure notice, a show cause notice, a suspension of work notice, or a stop work order under any Government Contract.

                          (ii) No Governmental Authority or any prime contractor, subcontractor, joint venture partner, teaming partner, or other Person has notified the Willtek Group in writing that the Willtek Group or any of its directors, officers, agents, or employees have breached or violated any Law, certification, regulation, representation, clause, provision, or requirement relating to any Government Contract.

                          (iii) The Seller has not been questioned or challenged in writing as to any cost incurred by the Willtek Group nor has any cost been the subject of any audit or investigation, or disallowed. No payment due to the Willtek Group relating to any Government Contract has been withheld (except to the extent such withholding or retention is in the Ordinary Course) or set off, or has any claim been made in writing to withhold or set off money.

                          (iv) The Willtek Group has not knowingly or recklessly submitted to any Governmental Authority any inaccurate, untruthful, or misleading cost or pricing data, certification, bid, proposal, application, report, claim, or any other information relating to the procurement or performance of a Government Contract.

                          (v) No Government Contract has been totally or partially terminated for default or for the convenience of a Governmental Authority.

                          (vi) The Willtek Group has complied in all material respects with all terms and conditions of each Government Contract, including all clauses, provisions and requirements incorporated by reference or operation of law.

                          (vii) The Willtek Group has not been notified of any warranty claims relating to any Government Contract.

                          (viii) The Willtek Group has not been suspended or debarred from doing business with any Governmental Authority or has any such suspension or debarment action been threatened, proposed, or commenced. To the Knowledge of the Seller, there is no valid basis, or specific circumstances that with notice or the passage of time or both would become a basis, for the Willtek Group’s suspension or debarment from doing business with any Governmental Authority.

                          (ix) The Willtek Group has not been nor is it now being audited or investigated by any Governmental Authority, nor has such audit or investigation been threatened in writing.

                          (x) There are no restraints upon eligibility of the Willtek

Group or the Business with regard to the procurement in the future of any Government Contract other than those restraints extant in the documents made available to the Buyers or Parent for inspection.

                    3.11 Litigation. There is no civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding pending, or, to the Knowledge of the Seller, threatened, against the Willtek Group or relating to the Business or the Acquired Assets, in any court, by any Governmental Authority or before any arbitrator or other tribunal. The Willtek Group is not subject to any outstanding action or Order of any court or Governmental Authority which places any Lien on the Acquired Assets or otherwise would reasonably be expected to have a Seller Material Adverse Effect.

                    3.12 Intellectual Property; Information Technology

                    (a) As used herein, “Intellectual Property” means all intellectual property (and all proprietary rights attendant thereto) owned, used or licensed (as licensor or licensee) by the Willtek Group that is used or has been used in the Business, or in any Products, any technology or process currently or formerly offered by the Business, or currently under development by the Willtek Group for use in connection with the Business, including:

                         (i) all United States and foreign copyright interests in any original work of authorship, whether registered or unregistered, including but not limited to, all United States copyright registrations or foreign equivalent, all applications for registration or foreign equivalent, all moral rights, all common-law rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright interests accruing by reason of international copyright convention (“Copyrights”);

                         (ii) all United States and foreign patents (including certificates of invention and other patent equivalents), provisional applications, patent applications and patents issuing therefrom as well as any division, continuation or continuation in part, reissue, extension, reexamination, certification, revival or renewal of any patent, all Inventions and subject matter related to such patents, in any and all forms (“Patents”);

                         (iii) all United States and foreign trademarks, trade dress, service marks, trade and brand names, icons, logos, slogans, and any other indicia of source or sponsorship of goods and services, designs and logotypes related to the above, in any and all forms, all trademark registrations and applications for registration related to such trademarks (including, but not limited to intent to use applications), and all goodwill related to the foregoing (“Trademarks”);

                         (iv) all domain name registrations (“Domain Names”);

                         (v) any formula, design, device or compilation, or other information which is used or held for use by the Business, which gives the holder thereof an advantage or opportunity for advantage over competitors which do not have or use the same, and which is not generally known by the public (“Trade Secrets”). Trade Secrets can include, by way of example, formulas, algorithms, market surveys, market research studies, information contained on drawings and other documents, and information relating to research, development or testing;

                         (vi) novel devices, processes, compositions of matter, methods, techniques, observations, discoveries, apparatuses, machines, designs, expressions, theories and ideas, whether or not patentable and whether or not registered (“Inventions”);

                         (vii) scientific, engineering, mechanical, electrical, financial, marketing or practical knowledge or experience useful in the operation of the Business (“Know-How”);

                         (viii) (A) any and all computer programs and/or software programs (including all source codes, object codes, firmware, programming tools and/or documentation), (B) machine readable databases and compilations, including any and all data and collections of data, and (C) all content contained on Internet site(s) (“Software”);

                         (ix) all documentation and media constituting, describing or relating to the above, including memoranda, manuals, technical specifications and other records wherever created throughout the world; and

                         (x) the right to sue for past, present or future infringement and to collect and retain all damages and profits related to the foregoing.

                    (b) Schedule 3.12(b) sets forth a true and correct list, worldwide, of (i) all issued Patents and all pending applications for Patents; (ii) all registered Trademarks and all pending Trademark applications; (iii) all Copyright, mask work and design registrations and applications, and (iv) all Domain Name registrations and applications, currently owned by the Willtek Group (collectively, the “Scheduled Intellectual Property”).

                    (c) Schedule 3.12(c) lists all licenses, sublicenses, agreements or instruments involving the Intellectual Property including (i) licenses by the Willtek Group to any Person of any Intellectual Property; and (ii) licenses by any other Person to the Willtek Group of any Intellectual Property (except with respect to generally available “off-the-shelf’ software) (each a “License”), (iii) all research and development agreements (“R & D Agreements”), and all Intellectual Property Escrow Agreements (“IP Escrow Agreements”). Each License, R & D Agreement and IP Escrow Agreement identified in Schedule 3.12(c) is a valid and binding agreement enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the rights of creditors or by general equitable principles. With respect to each License and R & D Agreement, there is no default (or event that with the giving of notice or passage of time would constitute a default) by the Willtek Group, or to the Knowledge of Seller, any other party thereto. There are no pending, and, to the Knowledge of the Seller, no threatened claims with respect to any License or R & D Agreement, and there otherwise has not occurred any event or circumstance that would entitle any Person to implicate any of the IP Escrow Agreements described in Schedule 3.12(c). No License contains an indemnity by the Willtek Group in favor of a third party with respect to the Intellectual Property. Except as set forth on Schedule 3.12(c), subject only to obtaining such consent as may be required therein, the Willtek Group has the right, in accordance with the terms thereof, either to assign each License, R & D Agreement and IP Escrow Agreement identified on Schedule 3.12(c) to Buyers or, in the absence of such consent, to transfer or sublicense to Buyers all of its Intellectual Property and other rights thereunder, and there is no License, R & D Agreement or IP Escrow Agreement material to the Business as it is currently conducted which is not assignable. Each License, R & D Agreement and IP Escrow Agreement will continue to be valid, legally binding, enforceable and in full force and effect on identical terms subsequent to the assignment of the same to the Buyers in connection with the consummation of the transactions contemplated herein.

                    (d) The Willtek Group has good and valid title to, or otherwise possesses the rights to use, all Intellectual Property necessary to conduct the Business from and after the Closing Date in the same manner as it is being conducted as of the date hereof. Neither the consummation of the transactions contemplated by this Agreement nor the performance by the Willtek Group hereunder will result in the diminution, license, transfer, termination or forfeiture of the rights of the Willtek Group in the Intellectual Property or Licenses. Except as set forth on Schedule 3.12(d), and except for Intellectual Property owned by third parties, no Person other than the Willtek Group has any right or interest of any kind or nature in or with respect to the Intellectual Property, or any portion thereof, or any rights to sell, license, lease, transfer or use or otherwise exploit the Intellectual Property or any portion thereof. All current and former officers, employees, consultants and contractors of the Willtek Group who have created Intellectual Property, have executed an agreement or are subject to a works agreement (collectively, “Employee Invention Agreements”) under which, in accordance with applicable Law, for such compensation, if any, as stated therein, all rights, title and ownership in and to such Intellectual Property have been validly assigned or transferred to the Willtek Group, and otherwise there are no claims by any of such officers, employees consultants and contractors for any further remuneration under the Employee Invention Agreements. To the Knowledge of the Seller, no Intellectual Property has been developed by any current or former employee, officer or consultant using, in whole or in part, without authorization or in derogation of any contractual restrictions, the Intellectual Property of any Person, including a former employer. To the Knowledge of the Seller, no current or former employee of the Willtek Group has unlawfully disclosed to the Willtek Group or otherwise used for his own benefit or the benefit of the Willtek Group, the confidential or proprietary information of any Person in violation of any Contract prohibiting him from doing so.

                    (e) The Willtek Group has not been alleged in writing to have, or, to the Knowledge of the Seller, has the Willtek Group, infringed upon, misappropriated or misused any intellectual property or proprietary information of another Person. Except as set forth on Schedule 3.12(e), there are no pending, and, to the Knowledge of the Seller, threatened, claims or proceedings contesting or challenging the Intellectual Property owned by the Willtek Group or the Willtek Group’s use of the Intellectual Property owned by another Person. To the Knowledge of the Seller, no third party, including any current or former employee or contractor of the Willtek Group, is infringing upon, misappropriating or otherwise violating the rights of the Willtek Group in and to the Intellectual Property.

                    (f) Each item of the Scheduled Intellectual Property has been duly registered or an application has been filed with respect thereto with the appropriate Governmental Authority, in each case to the extent indicated on Schedule 3.12(f). All Patent, Copyright, Trademark, Domain Name and other applications, renewals and other similar fees have been fully and properly paid and are current, and all Patent, Copyright, Trademark, Domain Name and other registrations and filings are currently in compliance with all legal requirements and remain in full force and effect.

                    (g) The Willtek Group has taken commercially reasonable steps to protect the proprietary nature of the Intellectual Property and to maintain in confidence all Trade Secrets and confidential Intellectual Property and information owned or used by the Willtek Group in connection with the Business. To the Knowledge of the Seller, no Trade Secret or other confidential Intellectual Property or information of the Willtek Group that is owned or used in connection with the Business has been disclosed or authorized to be disclosed to any Person, including any employee, agent, contractor, or other Person, other than pursuant to a non-disclosure agreement or other conditional obligation that protects the Willtek Group’s proprietary interests in and to such Trade Secrets or confidential Intellectual Property or other information.

                    (h) Schedule 3.12(h) contains a true and complete list of all of the Software included, embedded or incorporated in or developed for inclusion in the Products or in websites of the Willtek Group covering the Business (the “Business Software”). The Willtek Group owns full and unencumbered right and good, valid and marketable title or has valid licenses to such Business Software, and the Business Software owned by the Willtek Group is free and clear of all Liens. The Willtek Group has not incorporated any third party intellectual property into the Business Software not identified in Schedule 3.12(h). Except as identified in Schedule 3.12(h), no open source or public library software, including any version of any software licensed pursuant to any GNU public license, is, in whole or in part, embodied or incorporated in the Business Software programs.

                    (i) The Willtek Group employs commercially reasonable measures to ensure that the Business Software contains no “viruses.” For the purposes of this Agreement, “virus” means any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any software or hardware. To the Knowledge of the Seller, none of the Business Software programs contains any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine which causes the software to be erased, inoperable, impaired in performance or otherwise incapable of being used, either automatically or upon command by any Person.

                    (j) The Intellectual Property (including, to the Knowledge of the Seller, the Intellectual Property licensed to the Willtek Group by third parties), is free and clear of any Liens other than Permitted Liens.

                    (k) Schedule 3.12(k) sets forth all agreements by which the Willtek Group is obligated to make to third parties any payments related to the Intellectual Property. The Willtek Group is not bound by any agreement by which it owes any present or future royalties or other payments to third parties in respect of the Intellectual Property in excess of $25,000.

                    (l) The Willtek Group has implemented industry “best practices” to ensure the physical and electronic protection of its websites and information assets from unauthorized disclosure, use or modification. To the Knowledge of the Seller, there has been no breach of security involving any websites or information assets of the Willtek Group which constitute Acquired Assets. All data which has been collected, stored, maintained or otherwise used by the Willtek Group has been collected, stored, maintained and used in accordance with all applicable Laws, guidelines and industry standards. The Willtek Group has not been notified in writing of noncompliance with applicable data protection Laws, guidelines or industry standards.

                    (m) All Information Technology used by the Willtek Group in the conduct of the Business and all Contracts relating to the maintenance and support, security, disaster recovery management and utilization (including facilities management and computer bureau services agreements) of the Information Technology owned or used by the Willtek Group in the conduct of the Business are listed in Schedule 3.12 (m).

                    (n) Except as set forth in Schedule 3.12(n), all Information Technology currently used by or required to carry on the Business and fulfill the Contracts that are part of the Acquired Assets is either owned by, or validly leased or licensed to, the Willtek Group and is being transferred to Buyers hereunder.

                    (o) The Information Technology owned or used by the Willtek Group in the conduct of the Business and transferred to the Buyers hereunder has the capacity and performance necessary to fulfill the requirements it currently performs.

                    3.13 Compliance with Laws.

                    (a) The Willtek Group has been and currently is in compliance in all material respects with all Laws applicable to the Business, including those Laws relating to the design, development, manufacture and sale of the Products. The Willtek Group is currently not subject to any judicial, governmental or administrative

Order relating to the Business. The Willtek Group has not been notified in writing of any violation by the Business (or any investigation, inspection, audit, or other proceeding by any Governmental Authority involving an allegation of any violation by the Business) of any Law, and, to the Knowledge of the Seller, no investigation, inspection, audit, or other proceeding by any Governmental Authority involving an allegation of violation of any Law by the Business is threatened or contemplated.

                    (b) The Willtek Group has been and currently is in compliance with all statutory and regulatory Laws of the United States, Germany and any other nation or international, multinational or supranational Governmental Authority having jurisdiction, which govern and control or otherwise are applicable to the export or sale of its Products and Intellectual Property, including, as applicable, the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R. §§ 120 et seq.), the Export Administration Regulations (15 C.F.R. §§ 730 et seq.) and associated executive orders, the Laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (collectively, the “Export Control Laws”). The Willtek Group has not received any written communication that alleges that the Willtek Group is not, or may not be, in compliance with, or has, or may have, any Liability under, any Export Control Laws, and there are no facts or circumstances or other basis which could reasonably be expected to result in such Liability or which would have required the Willtek Group (or the Company) to have made or which, by reason of the consummation of the transactions contemplated by this Agreement, would require the Buyers or Parent to make, a voluntary disclosure thereunder in connection with the Business.

                    (c) Neither the Willtek Group nor any other Persons acting on its behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable Laws, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions or controls, anti-boycott regulations or embargo regulations of the United States, Germany, or any national, international or supranational Governmental Authority which are applicable.

                    3.14 Permits. Schedule 3.14 sets forth a true, complete and correct description of each material Permit, including Environmental Permits, necessary for the operation of the Business and the ownership and use of the Acquired Assets, together with the name of the Governmental Authority or other Person issuing such Permits. Such Permits are valid and in full force and effect, and none of such Permits will be terminated, revoked, suspended, impaired or become terminable as a result of the transactions contemplated hereby. The Permits listed on Schedule 3.14 constitute all of the material Permits necessary to permit the Willtek Group to conduct and operate the Business lawfully in the manner in which it currently conducts and operates the Business and to permit the Willtek Group to own and use the Acquired Assets in the manner in which it currently owns and uses such assets. The Willtek Group has not been notified by any Governmental Authority or any other Person regarding any actual, alleged, possible or potential contravention of any of such Permits and, to the Knowledge of the Seller, there are no facts or circumstances which could reasonably be deemed to constitute a violation of the terms of, or non-compliance with, any of such Permits, or of any Permits relating to the export of any of the Products.

                    3.15 Real Property.

                    (a) The Willtek Group does not own any Real Property.

                    (b) Schedule 3.15(b) sets forth a description of all of the real property currently leased or subleased, licensed or otherwise occupied by the Willtek Group (“Leased Real Property”).

                    (c) The Willtek Group has delivered or made available to Buyers or Parent, correct and complete copies of the leases, subleases, licenses or occupancy arrangements (the “Real Property Agreements”) relating to the Leased Real Property listed in Schedule 3.15(b) (as amended to date), including all relevant notices or other correspondence relating to any renewals or option exercises, which Real Property Agreements have not been amended or modified since the amendments furnished. With respect to each Real Property Agreement listed on Schedule 3.15(b):

(i) Willtek or a Willtek Subsidiary is the lawful tenant, subtenant or licensee of record and enjoys quiet possession under all such Real Property Agreements;

          (ii) each such Real Property Agreement will continue to be valid, legally binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, subject to any required consent to assignment to Buyers having been received and assuming that any of Parent and the Buyers will, as of the Closing Date, qualify and otherwise meet the requirements to be the assignee of the tenant’s interest under any Real Property Agreement upon the terms and subject to the conditions thereof, whether on account of a minimum net worth requirement or otherwise;

          (iii) all of the terms and conditions of each Real Property Agreement have been observed or performed by the Willtek Group in all material respects, and neither the Willtek Group, nor to the Knowledge of Seller, any other party to any such Real Property Agreement is in breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification, or acceleration hereunder;

(iv) the Willtek Group has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in any of the Leased Real Property;

          (v) all facilities leased, subleased or licensed pursuant to each Real Property Agreement have received all material approvals of Governmental Authorities required in connection with the operation thereof and have been operated and maintained by the Willtek Group in all material respects in accordance with applicable Law;

(vi) all facilities leased, subleased or licensed pursuant to the Real Property Agreements are supplied with utilities and other services necessary for the operation of said facilities; and

          (vii) except as set forth on Schedule 3.15 (c)(vii), there is no Liability greater than $1,000 under any Real Property Agreement for dilapidations or otherwise to restore the Leased Real Property at the end of the term of such Real Property Agreement.

                    (d) There are no structural, electrical, mechanical, plumbing, roof, paving or other defects in any improvements located on the Leased Real Property that adversely affect in any material respect the operations of the Business at such property.

                    (e) All of the Leased Real Property, as described in the Real Property Agreements, is occupied solely by the Willtek Group and is being used exclusively for, and in connection with, the Business. None of the Leased Real Property is subject to any agreement, arrangement or understanding for its use by any Person other than Seller.

                    (f) All improvements located at or comprising the Leased Real Property are in a good state of maintenance and repair and in a condition adequate and reasonably suitable for the conduct therein of the Business as it is conducted currently. All of the Leased Real Property exists and has been maintained by the Willtek Group in compliance with all applicable Laws and the Real Property Agreements.

                    3.16 Employee Benefit Plans; ERISA.

                    (a) Schedule 3.16 (a) sets forth a true, correct and complete list of all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), all medical, disability, life insurance and other “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), and all other employee benefit plans, programs, schemes or arrangements, whether formal or informal, including any bonus, stock option, stock purchase or other equity-based compensation arrangements, and any incentive, deferred compensation, supplemental retirement, old age, part time employment, severance, disability, bonus, vacation, cafeteria and other similar employee benefit plans, policies, programs, agreements or arrangements (whether written or otherwise), that (i) are maintained or contributed to (or to which there was an obligation to contribute) by the Willtek Group and/or (ii) in which, even if established and maintained by the Company, the employees of the Willtek Group participate or are entitled to participate (collectively, the “Employee Plans”). The Willtek Group has provided or made available to the Buyers or Parent, prior to the date of this Agreement, with respect to each Employee Plan, a copy of the plan (and a written description of any Employee Plan which is not written), the summary plan description, and, where applicable in connection with any Employee Plan maintained for the U.S Business Employees, the most recent annual report (for 5500 series), and all summaries of material modifications and communications distributed to plan participants explaining Employee Plan benefits (other than routine statements of accounts). Except as set forth on Schedule 3.16(a), there are no Employee Plans or any other agreements, programs, policies, practices, schemes and arrangements which provide, or could reasonably be expected to provide, benefits, rights, payments or entitlements of any kind to the current and former employees, directors of, or consultants to, the Willtek Group, regardless of whether established and maintained by the Willtek Group or the Company for the Willtek Group employees.

                    (b) All Employee Plans have been established, maintained, funded, operated and administered in all respects in accordance with their terms, and, the requirements of ERISA, the Code and such other Laws of any nation or international, multinational or supranational Governmental Authority, including the European Union, as may be applicable, including all reporting, notice and disclosure obligations thereof. The Willtek Group (or where applicable, the Company) is not in default under or in violation of any of the Employee Plans. The Willtek Group (or where applicable, the Company) has made all contributions required to be made with respect to each Employee Plan on or before the due dates for such contributions (including any extensions thereof) and all such amounts accrued but not yet paid which are an obligation of the Willtek Group have been properly and accurately recorded and reflected in the financial books and records of the Willtek Group and on the Financial Statements to the extent required by GAAP. No Liability to the Pension Benefit Guaranty Corporation (except for premiums) has been incurred with respect to any Employee Plans. A favorable determination letter has been obtained from the IRS, and a copy thereof delivered to the Buyers or Parent, for any Employee Plan that is a pension plan intended to be qualified under Section 401(a) of the Code, and since the date of such determination letter, no event has occurred that would disqualify such plan.

                    (c) No post-termination welfare benefits of any kind (including, but not limited to, workmen’s compensation, disability, severance, or continuation coverage under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (“COBRA”) are payable to or with respect to any former employee of the Willtek Group (or are due to be paid on account of terminations or other events that have already occurred) and, except for COBRA coverage, no Employee Plan or other agreement provides coverage for medical or death benefits (whether or not insured) with respect to current or former employees, directors and consultants of the Willtek Group beyond the termination of their employment. Any COBRA coverage provided under any Employee Plan complies with Section 4980B of the Code or any other applicable Laws and is provided at the expense of the participant or beneficiary.

                    (d) No Employee Plan is covered by or subject to Title IV of ERISA or Section 412 of the Code. Neither the Willtek Group nor the Business has any liability or potential liability arising under Title IV of ERISA or Section 412 of the Code.

                    (e) Neither the Willtek Group nor any trade or business under common control with the Willtek Group within the meaning of Section 4001(a)(14) of ERISA (or any comparable Laws of any other jurisdiction) has contributed to, or incurred any liability under, any plan which is a “multi-employer plan” as defined in Section 3(37) of ERISA.

                    (f) (i) No Employee Plan subject to ERISA, no trust created thereunder, and no trustee, administrator or other party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) is either currently engaged or has at any time engaged in a transaction with respect to any Employee Plan which could subject the Business or the Acquired Assets after the Closing, directly or indirectly, to a Tax, penalty, or other liability for prohibited transactions under ERISA or Section 4975 of the Code or to a civil penalty imposed by Section 502 of ERISA, and no such transaction has occurred that could subject the Business or the Acquired Assets to any such liability; and (ii) no fiduciary (as defined in Section 3(21) of ERISA) with respect to any Employee Plan, or for whose conduct the Business could have any liability (by reason of indemnities or otherwise), has breached any of the responsibilities or obligations imposed upon the fiduciary under Title I of ERISA, which breach could result in liability to the Business after the Closing.

                    (g) There are no pending or, to the Knowledge of the Seller, threatened, claims, investigations or causes of action with respect to any Employee Plan, whether made by a participant or beneficiary of such a plan, a Governmental Authority or otherwise, against the Willtek Group or any director, officer or employee of the Willtek Group which could subject the Business or the Acquired Assets to any liability.

                    (h) The consummation of the transactions contemplated hereby, either alone or in combination with another event, with respect to any current or former officer, director, employee and consultant of the Business, will not result, or reasonably be expected to result, in (i) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from the Willtek Group under any Employee Plan or otherwise (ii) any increase in the amount of compensation or benefits payable to any such individual or (iii) any acceleration of the vesting or timing of payment of benefits or compensation payable to any such individual. No payment or other benefit that has been or may be paid as a consequence of the consummation of the transactions contemplated herein to any current or former employee, director, officer or consultant of the Willtek Group under any Employee Plan or other scheme, arrangement or employment, severance, retention or termination agreement with the Willtek Group will result in the same being characterized as an “excess parachute payment” as such term is defined in Section 280G of the Code. The Willtek Group is not party to, or otherwise bound by, any agreement, arrangement or scheme pursuant to which it is obligated to compensate any Person for any excise or additional Taxes paid pursuant to Section 409A or 4999 of the Code or any similar provision of any applicable national Law.

                    (i) All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Employee Plan, or in accordance with applicable Laws, as of the date hereof, have been made or are reflected on the Financial Statements in accordance with GAAP. All Employee Plans are “fully funded” and there is no “accumulated funding deficiency” as defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived, with respect to any Plan. To the extent that any deficit in funding that otherwise would exist under GAAP or otherwise based on the actual net present value of the accumulated pension benefit obligations under any Employee Plan, including any International Plan, is congruently covered or fully funded by direct life insurances or annuities or pension liability insurances which are not deemed to constitute Employee Plan assets, such insurances are free and clear of all Liens and other claims of creditors of the Willtek Group.

                    (j) Any closures of Employee Plans carried out prior to the Closing Date, if any, have been accomplished in accordance with applicable Law. To the Knowledge of the Seller, there is no factual basis which could give rise to (i) any claims, entitlements or expectancies under a closed Employee Plan in favor of any employees of the Willtek Group hired after such closure, or (ii) any pension claims, pension entitlements or pension expectancies by any Transferred Employees under equal treatment principles (Gleichbehandlungs-grundsatz) or shop practice aspects (Betriebliche Übung) of German Law, to the extent applicable.

                    (k) Each Employee Plan covering non-U. S. Business Employees of the Willtek Group (an “International Plan”), has been maintained in compliance with its terms and the requirements prescribed by such Laws as may be applicable thereto (including any special provisions relating to qualified plans where such International Plan was intended to so qualify) and has been maintained in good standing with applicable Governmental Authorities.

                    (l) With respect to each Employee Plan, other than restrictions under applicable Law and restrictions under the terms of the Employee Plan that prevent amendments that would adversely affect benefits already accrued, credited or granted at the time of the amendment, there are no restrictions that would prevent any

Buyer or Parent, if it assumed and continued such Employee Plan, from terminating or amending such Employee Plan, and neither the Company nor the Willtek Group has made any representations to the participants of such Employee Plan that would conflict with or contradict that right.

                    3.17 Insurance. Schedule 3.17 sets forth a true, correct and complete list and a description of the coverage provided thereby, of all insurance policies held by the Willtek Group on the Business and its properties. The Willtek Group maintains such policies with reputable insurance carriers, and, to the Knowledge of Seller, such policies are adequate to insure the Business against such risks as are customarily insured against by companies in the same or similar business and having a similar size and scope of operations. All of such policies are in full force and effect. All premiums due on such insurance policies on or prior to the date hereof have been paid. There are no pending claims with respect to the Business or the Acquired Assets under any such insurance policies, and there are no such claims as to which the insurers have notified the Willtek Group that they intend to deny liability. To the Knowledge of Seller, there is no existing default on the part of the Willtek Group under any such insurance policies.

                    3.18 Employees and Labor Matters

                    (a) Schedule 3.18(a) sets forth a true, correct and complete list of all current full and part time officers, employees employed currently by the Willtek Group in connection with the Business and, with respect to each, the following information: (i) date of employment and years of continuous employment, (ii) position and title, duties and place of employment (iii) age, (iv) status (full time, part time, or part time when approaching retirement), (v) base salary, (vi) maximum amount of any bonuses, performance related payments, sales or profit participation, (vii) average commission, if any, (viii) participation in Employee Plans, (ix) notice required for termination, (x) special dismissal protection rights, (xi) citizenship, and (xii) maternity leave or other suspended employment relationships as well as early retirement. Schedule 3.18(a) also sets forth a true and correct and complete list of all consultants and independent contractor currently retained or engaged by the Willtek Group in connection with the Business, and with respect to each consultant and independent contractor retained or engaged by the Willtek Group, the fees received during the last twelve month period, the duties performed, and whether there is an existing agreement between such consultant and the Willtek Group.

                    (b) Except as set forth on Schedule 3.18(b), each of the Willtek Group Employees is employed under a standard form of employment agreement, a copy of which has been provided to the Buyers or Parent, and the Willtek Group does not have any written or oral agreement with any of such employees, which (A) modifies or purports to modify in any manner the protections afforded any of such employees regarding notice periods or against unlawful discharge or dismissal under (x) the standard form employment agreement, (y) any collective bargaining agreement or (z) under applicable employment or labor Laws of the country or jurisdiction in which the employee is employed, or (B) would interfere with the Buyers’ ability to hire or employ any of such employees as Transferred Employees as contemplated herein. Any employment agreements with any of the Willtek Group Employees for a definite term will, as of the Closing Date, either have been converted to employment agreements at will or for an indefinite term in accordance with applicable Law or not renewed after the expiration or elapse of such term prior to the Closing Date. The Willtek Group has not promised or represented to any of its directors, officers, employees, consultants, independent contractors, agents, representatives or other personnel that any of such Persons will be employed or engaged by or receive any particular benefits from (i) the Willtek Group or (ii) the Buyers or any of their Affiliates, in each case on or after the Closing Date. To the Knowledge of the Seller, no key employee and no group of employees of the Business have any plans to terminate or modify their status as an employee or employees of the Business (including upon consummation of the transactions contemplated hereby).

                    (c) There is no nationally or privately negotiated collective bargaining agreement or other labor union Contract with, or binding on, the Willtek Group that covers any of the Willtek Group Employees, and the Willtek Group is under no obligation to negotiate any such agreement or Contract with respect to any such employees. The Willtek Group is not a member of any employers association. As related to the Business, other than a Works Council, no labor organization or Person represents any of the Willtek Group Employees and no other Person, labor organization or group of Willtek Group Employees has made a pending demand for recognition or certification or are there any representation or certification proceedings or petitions seeking a representation proceeding filed with any labor relations Governmental Authority. There is no pending, or, to the Knowledge of the Seller, threatened, labor strike, dispute, slowdown, picketing, boycott, organization drive, stoppage or any other interference involving or relating to the operation or conduct of the Business (collectively, “Work Interferences”). There are no filed, pending or threatened injunctions against the Business which would have the effect of constituting Work Interferences.

                    (d) The Willtek Group has complied with all applicable Laws relating to the employment of labor relating to the Business, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes. All changes in job position, description, assignment, work location, salary and bonus schemes or any other contractual terms and conditions of employment, including dismissal, discharge or termination of employment, with regard to any of the Willtek Group Employees have been implemented or effected by the Willtek Group in accordance with applicable labor and employment Laws. There are no claims or disputes with regard to any of the foregoing nor are there any unfair labor practice claims, charges or complaints, minimum wage or overtime or equal pay claims, charges or complaints, occupational safety and health claims, charges or complaints, wrongful discharge claims, charges or complaints, employee grievances, discrimination claims or workers’ compensation claims (collectively, “Employment Claims”) pending or, to the Knowledge of the

Seller, threatened, against the Willtek Group before any Governmental Authority in respect of the Business or which otherwise affects or could affect the conduct of the Business. The Willtek Group has not been notified in writing by any Governmental Authority of any alleged violation of Law by the Business that remains unresolved respecting employment and employment practices, terms and conditions of employment, or wage and hours.

                    (e) There are no outstanding Orders or charges against the Willtek Group or the Business under any occupational health or safety legislation and, to the Knowledge of the Seller, none have been threatened. All material levies, assessments and penalties, if any, made against the Willtek Group or the Business pursuant to all applicable workers compensation legislation as of the date hereof have been paid by the Willtek Group and the Willtek Group has not been reassessed under any such legislation.

                    (f) Except as set forth on Schedule 3.18(f), other than the standard employment agreements and the Employee Plans, the Willtek Group is not party to any industrial or works council agreements or other employment agreements applicable to the Willtek Group Employees or consultants of the Willtek Group regarding employment, compensation, termination, severance and benefits.

                    (g) The Willtek Group does not retain any individuals who have been improperly classified as independent contractors under any applicable Laws. Neither the Willtek Group nor the Business has any liability under the Code or the German employment, Tax and social Laws (or the comparable, applicable Laws of any other nation or international, multinational or supranational Governmental Authority) based upon, arising out of, or relating to, the classification of any individual working for, or related to, the Business as an independent contractor, freelancer or “leased employee” (within the meaning of Section 414(n) of the Code and applicable national Tax and Employment Laws) rather than as an employee, and no facts exist as a result of which the Business could have any such liability, including the manner in which the independent contractor’s or freelancer’s Contract is handled. All foreign nationals employed with the Willtek Group hold valid work permits, if necessary.

                    (h) All payments and other obligations of the Willtek Group with respect to the social insurance and the Taxing Authorities have been duly and timely made.

                    3.19 Brokers and Finders. No broker or finder retained by the Seller is entitled to any brokerage or finder’s fee from the Buyers or Parent with respect to the consummation of any of the transactions contemplated by this Agreement or the Related Documents.

                    3.20 Relationships with Related Persons. Except as set forth on Schedule 3.20, neither the Company nor any other Affiliate of the Willtek Group or any officer, director, employee, agent or representative of the Willtek Group, or any Person associated with any of them, has any interest in any of the Acquired Assets or in any of the Contracts pertaining to the Business. Except as set forth on Schedule

3.20, neither the Company nor any other Affiliate of the Willtek Group, or any officer, director, employee, agent or representative of the Willtek Group or any Person associated with any of them, has owned, directly or indirectly, on an individual, joint or other basis, any equity interest or any other financial or profit interest in a Person that has had business dealings with or is engaged in competition with the Willtek Group in relation to the Business.

                    3.21 Taxes.

                    (a) The Willtek Group (or the Company) has timely filed with the appropriate Taxing Authorities in all applicable countries and jurisdictions, all Returns required to be filed by it (taking into account any extension of time to file) with respect to the Acquired Assets or the Business. All such Returns have been prepared in compliance with all applicable Laws and regulations. The information on such Returns is complete and accurate in all material respects. The Willtek Group has paid on a timely basis all Taxes due and payable with respect to the Acquired Assets or the Business, except for Taxes which the Willtek Group believes in good faith are not due and payable and are being diligently contested by appropriate proceedings and for which the Willtek Group has set aside reserves on its books to the extent required by GAAP. There have not been placed or created any Liens for Taxes (other than for current Taxes not yet due and payable) upon the Acquired Assets or the Business.

                    (b) No unpaid or unreserved deficiencies for Taxes have been claimed, proposed or assessed in writing by any Taxing Authority or other Governmental Authority with respect to the Acquired Assets or the Business for any Pre-Closing Tax Period that have not been finally settled and paid, and there are no pending or, to the Knowledge of the Seller, threatened, audits, investigations or claims or issued and outstanding assessments for or relating to any liability in respect of Taxes with respect to, or which could reasonably be expected to affect, the Acquired Assets or the Business. The Willtek Group has not requested any extension of time within which to file any currently unfiled Returns in respect of the Acquired Assets or the Business and no extension of any statute of limitations relating to any Taxes is in effect with respect to the Acquired Assets or the Business. To the Knowledge of the Seller, the Willtek Group has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor or creditor of the Business or to any other third party in connection with the Business.

                    (c) (i) Neither the Willtek Group nor the Company has obtained any advance tax rulings in respect of any Tax with respect to the Acquired Assets or the Business; (ii) none of the Acquired Assets are an interest in any joint venture, partnership or other arrangement or contract which could be treated as a partnership for United States or foreign income tax purposes; and (iii) none of the Acquired Assets is subject to or part of any sale-leaseback or any leveraged lease transaction, (iv) the Willtek Group is not required to treat any of the Acquired Assets as owned by another Person for United States or foreign income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of section 168 of the Code (or any corresponding provision of state, local or foreign Law); and (v) Willtek has made an election pursuant to Treas. Reg. 301.7701-3 to be treated as a disregarded entity for U.S. federal income Tax purposes effective as of December 31, 2009.

                    3.22 Environmental and Safety Matters.

                    (a) The Willtek Group has been and currently is in material compliance with all Environmental Laws applicable to the Business and the Leased Real Property, including the generation, transportation, treatment, storage or disposal of Hazardous Material.

                    (b) The Willtek Group is not subject to Environmental Costs and Liabilities related to the Business, and no facts or circumstances exist which could give rise to such Environmental Costs and Liabilities.

                    (c) The Willtek Group currently maintains all Environmental Permits necessary for the operation of the Business and otherwise has been and currently is in compliance with such Environmental Permits. A true and complete list of all such Environmental Permits is set forth on Schedule 3.22(c). There are no legal proceedings pending or, to the Knowledge of the Seller, threatened, to revoke any of such Environmental Permits; the Willtek Group has not been notified in writing by any Governmental Authority that there is lacking any Environmental Permit required for the current use or operation of the Business at any of the Leased Real Property or otherwise; and, except as prohibited by applicable Law, such Environmental Permits are transferable to the Buyers.

                    (d) Neither the Willtek Group nor the Business is subject to any outstanding written Order or a party to any written agreement with any Governmental Authority or other Person respecting (i) Environmental Laws, (ii) any Remedial Action, (iii) any Environmental Claim or (iv) the Release or threatened Release of any Hazardous Material.

                    (e) There are no legal proceedings pending or threatened against the Willtek Group or the Business arising under Environmental Law.

                    (f) There have been no Releases of any Hazardous Materials (A) into, on, from or under the Leased Real Property or (B) into, on or under any other properties, including landfills, in which Hazardous Substances generated by, or transported from, the Business have been Released.

                    (g) There are no claims, suits or proceedings by Willtek Group Employees or any other Person employed by the Business pending, or, to the Knowledge of the Seller, threatened in writing, against the Willtek Group that are premised on the exposure to any Hazardous Material.

                    3.23 Warranties; Product Liability; Etc.

                    (a) The standard warranty provided by the Willtek Group with regard to its Products, as set forth on Schedule 3.23(a), is one year, covering both parts and labor, with the option of the Willtek Group to repair or replace Products that are defective during the warranty period if the proper preventive maintenance measures have been followed. Schedule 3.23(a) sets forth a true, correct and complete list of any and all warranties made by the Willtek Group covering or relating to any of the Products sold by the Business which are other or different than the standard warranty. Except as set forth on Schedule 3.23(a), there are no losses, claims, damages, expenses or Liabilities (whether absolute, accrued, contingent or otherwise) of the Willtek Group asserted and arising out of or based upon incidents occurring on or prior to the Closing Date with respect to: (i) any product liability or any similar claim that relates to any of the Products; or (ii) any claim for the breach of any express or limited product warranty, or any similar claim that relates to any Product provided by the Business, and, to the Knowledge of the Seller, there are no product defects or warranty breaches or other facts and circumstances which could give rise to any such losses, claims, damages, expenses or Liabilities.

                    (b) To the Knowledge of the Seller, there exists no basis for (i) the withdrawal or suspension of any approval, consent, certification of any Governmental Authority with respect to any Product currently or to be designed, developed, manufactured or sold by the Business, or (ii) the recall, withdrawal or suspension by Order of any Governmental Authority of any such Product. To the Knowledge of the Seller, there are no defects in the designs, specifications or processes with respect to any Product designed, developed, manufactured or sold by the Business that could give rise to any Liability. Schedule 3.23(b) sets forth a list and brief description of all material correspondence received or sent by or on behalf of the Willtek Group from or to any Governmental Authority with respect to a contemplated or actual recall, withdrawal, or suspension from the market of any Product designed, developed, manufactured or sold by the Business. Copies of all such correspondence have previously been made available to the Buyers or Parent.

                    3.24 Books and Records. The books and records of the Willtek Group with respect to the Business, including with respect to the operations, employees and properties of such business, have been maintained in the usual, regular and ordinary manner in accordance with applicable Law, all entries with respect thereto have been accurately made, and all transactions have been accurately accounted for. All such books and records have been furnished to the Buyers.

                    3.25 Restrictions on Business Activities. There is no Order binding upon the Willtek Group or, to the Knowledge of the Seller, threatened in writing, that has or could reasonably be expected to have the effect of prohibiting or impairing in any material respect the conduct of the Business, any acquisition of property by the Business, or the hiring of employees by the Business. To the Knowledge of the Seller, no employee of, or consultant to, the Willtek Group, currently is, or since the time he or she became an employee of, or consultant to, the Willtek Group has been, subject to any Contract which materially restricts in any way his or her ability to compete with any other Person, to solicit the employees of any other Person or to disclose confidential information of any other Person.

                    3.26 Accounts Receivable. The Accounts Receivable shown on the December 31, 2009 Balance Sheet and those generated by the Willtek Group since the Balance Sheet Date have either been collected in the Ordinary Course since the Balance Sheet Date or reflect, as of the Closing Date, bona fide obligations for the payment of goods or services provided by the Willtek Group in the Ordinary Course of the Business which are current and collectible in the booked amounts thereof (net of reserves or allowances for doubtful accounts which have been established in accordance with GAAP in a manner consistent with Past Practice). Annexed hereto as Schedule 3.26 is a true and complete aged Accounts Receivable run as of the date indicated thereon. Other than indicated on the Accounts Receivable run, there are no Accounts Receivable which, as of the date hereof, are past due more than ninety (90) days from the invoice date. Allowances for doubtful accounts and warranty returns are adequate and have been determined in accordance with GAAP in a manner consistent with Past Practice. The material Accounts Receivable are not subject to any claim of offset, recoupment or any counterclaim (for which adequate reserves have not been established and reflected on the December 31, 2009 Balance Sheet), and to the Knowledge of the Seller, there are no facts or circumstances that could give rise to any such offset or claim. No Account Receivable is contingent upon the performance by the Willtek Group of any obligation or Contract other than normal warranty repair or replacement. Except as reflected in the allowances or reserves on the December 31, 2009 Balance Sheet, no agreement for deduction or discount has been made with respect to any of the material Accounts Receivable of the Willtek Group.

                    3.27 Equipment. Schedule 3.27 sets forth an accurate and complete list of all of the Equipment reflected on the December 31, 2009 Balance Sheet as “Property and Equipment” and the material Equipment acquired thereafter, including whether the same is owned or leased by Willtek Group. Consistent with Past Practice, the Equipment is reflected on the December 31, 2009 Balance Sheet at cost, less accumulated depreciation. The Equipment is in good operating condition, ordinary wear and tear excepted, for the purposes for which such Equipment is being used currently in the Business, and otherwise has at all times been maintained and operated in accordance with the highest industry standards and the manufacturer’s published requirements.

                    3.28 Inventory. Except for items which have been written down to realizable market value, or for which adequate reserves have been provided in accordance with GAAP in a manner consistent with Past Practice and reflected on the December 31, 2009 Balance Sheet, the Inventory of the Business is, in all material respects (a) of good and merchantable quality, (b) readily usable and saleable in the Ordinary Course of the Business, (c) fit for the purpose for which it was procured or manufactured, (d) of such quality as to meet the quality control standards of the Willtek Group and any applicable quality control standards of any Governmental Authority or other customer of the Willtek Group and to satisfy the requirements of the Contracts, and (e) no material portion of such Inventory is “Obsolete Inventory” or Inventory not usable or saleable in the Ordinary Course of the Business as conducted as of the Closing Date. Except for sales made in the Ordinary Course since the Balance Sheet Date, the Willtek Group has good and marketable title to the Inventory free and clear of all Liens other than Permitted Liens. Except as set forth on Schedule 3.28, no Inventory is in the possession, custody or control of any customer of the Willtek Group or third party and no material portion of the Inventory consists of inventory of a customer or third party. Consistent with Past Practice, the Inventory on the December 31, 2009 Balance Sheet has been valued as of the Balance Sheet Date as follows: (i) raw material, on the lower of cost or market assuming a first in, first out, flow of goods and (ii) work in progress and finished goods, at the lower of (A) the average cost of production, which includes material, labor and manufacturing overhead expenses and (B) realizable market value. For purposes of this Section, “Obsolete Inventory” is Inventory which is not usable or saleable because of legal restrictions, failure to meet specifications imposed by any commitment, loss of market, damage, physical deterioration or for any other cause.

                    3.29 Backlog. Schedule 3.29 sets forth, truly and accurately, the backlog of orders for the Products of the Business as of a date two (2) Business Days prior the Effective Date. The backlog is based on valid and existing orders received from customers of the Willtek Group. None of the orders included in the backlog have been cancelled or materially modified, and, to the Knowledge of the Seller, no customer is intending to cancel or materially modify any of such orders. To the Knowledge of Seller, each of the orders comprising the backlog, when fully performed in accordance with its current terms and provisions by the Buyers, is reasonably expected to result in a net profit to the Buyers.

                    3.30 Sales Representatives. Schedule 3.30 is a true, correct and complete list of all independent sales representatives engaged by the Willtek Group to sell the Products and the amount of unpaid commissions owed to each as of a date one week prior to the Effective Date. Except for the Persons identified on Schedule 3.30, no sales representative has earned or is entitled to earn commissions from the Willtek Group in connection with the sale of the Products. There are no commissions owed to any sales representative to the extent that the whole or any portion of such commissions (i) has not been accrued on the December 31, 2009 Balance Sheet, (ii) is not set forth on Schedule 3.30, or (iii) relates to sales of Products where the proceeds therefrom either have been fully collected by the Willtek Group or, in whole or in part, have been refunded or credited to the customer.

                    3.31 Distributors. Schedule 3.31 sets forth a true, correct and complete list of all distributors engaged by the Willtek Group to distribute the Products and the material price concessions, discounts and other special terms granted to each in connection therewith. Except for those Persons specifically identified by the Buyers on

Schedule 3.31, there are no Contracts or arrangements made by the Willtek Group with any Person to distribute the Products. Except as set forth on Schedule 3.31, no distributor is entitled to return any Products purchased previously or on consignment from the Willtek Group.

                    3.32 Disclosure. No representation or warranty by the Seller contained in this Agreement or any Related Document or any certificate furnished by the Willtek Group or the Company, as the case may be, to the Buyers or Parent in connection herewith or therewith or pursuant hereto or thereto contains any untrue statement of a material fact, or omits to state any material fact required to make the statements herein or therein contained not misleading. To the Seller’s Knowledge, there are no events, facts or circumstances which are reasonably likely to cause or have a Seller Material Adverse Effect.

                    3.33 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III of this Agreement into which the Schedules are incorporated and those, if any, contained in the Related Documents, the Seller does not make any (a) other express or implied, written or oral, representation or warranty with respect to the Willtek Group, the Acquired Assets, the Business or the transactions contemplated by this Agreement and the Related Documents, the Assumed Liabilities and any other rights or obligations to be transferred hereunder or pursuant hereto, or (b) implied representation or warranty as to the condition, merchantability, usage, suitability or fitness for any particular purpose with respect to the foregoing, and the Seller disclaims any other representations or warranties, whether made by the Seller or any of its Affiliates or representatives. Except for the representations and warranties contained in this Article III of this Agreement and in the Related Documents, if any, the Seller hereby disclaims all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to any of Parent, the Buyers or any of their Affiliates and representatives. The Seller makes no representations or warranties to any of Parent, the Buyers or any of their Affiliates and representatives regarding the probable success or profitability of the Business or the Acquired Assets.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYERS AND PARENT

                    As an inducement to the Seller to enter into this Agreement, the Buyers and Parent, on a joint and several basis, represent and warrant to the Seller that as of the Effective Date and the Closing Date:

                    4.1 Organization and Qualification. Each of the Aeroflex Subsidiaries constituting a Buyer hereunder, as listed on Schedule 4.1, is a corporation, limited liability company or other entity duly organized, validly existing and in good standing (in each instance where such concepts are legally applicable) under the Laws of the jurisdiction of its organization or origin and has the requisite corporate, limited liability company or other entity (as the case may be) power and authority to conduct its business as presently conducted and to own, lease and operate its property and assets, except where the failure to be in good standing would not, or would not be reasonably expected to, individually and in the aggregate, have a Buyer Material Adverse Effect. As of the Closing Date, each of the Aeroflex Subsidiaries is duly qualified or licensed as a foreign corporation to do business and is in good standing (in each instance where such concepts are legally applicable) in every jurisdiction where the character of the properties owned, leased and operated by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, or would not be reasonably expected to, individually and in the aggregate, have a Buyer Material Adverse Effect. The Parent is a Delaware corporation in good standing and has all requisite power and authority to conduct its business as presently conducted and to own, lease and operate its property and assets.

                    4.2 Authorization. Each of the Aeroflex Subsidiaries and Parent has all requisite corporate power and authority to execute and deliver this Agreement and the Related Documents and to perform their respective obligations hereunder and thereunder. The Buyers and Parent have duly authorized the execution, delivery and performance of this Agreement and the Related Documents and no other corporate proceedings on the part of the Buyers or Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement and the Related Documents have been, or will, prior to the Closing, be, duly executed and delivered by the Buyers and Parent and constitute legal, valid and binding obligations of the Buyers and Parent, enforceable against the Buyers and Parent in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws of general applicability affecting the rights of creditors or by general equitable principles.

                    4.3 No Violations or Conflicts. Neither the execution and delivery of this Agreement or the Related Documents by the Buyers and Parent nor the consummation by it of the transactions contemplated by this Agreement or the Related Documents (assuming all required consents, approvals, authorizations, filings and notices set forth in Schedule 3.4 have been made, given or obtained) does or will (i) violate any provision of the either the Buyers’ or Parent’s organizational documents, (ii) result in a violation or breach of, or constitute a default under (or an event that, with notice, lapse of time, or both would be a default under), any indenture, mortgage, bond, contract, license, agreement, permit, instrument or other obligation to which any of the Aeroflex Subsidiaries or Parent is a party or by which its assets are bound, or (iii) violate in any material respect any Law or Order to which the Buyers or Parent are subject, except in the case of clauses (ii) and (iii) above, as would not individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

                    4.4 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with any Governmental Authority or any other Person is required to be made or obtained by the Buyers or Parent in connection with its execution, delivery and performance of this Agreement and the Related Documents.

                    4.5 Brokers and Finders. No broker or finder retained by the Buyers or Parent is entitled to any brokerage or finder’s fee from the Willtek Group with respect to the consummation of the transactions contemplated by this Agreement or the Related Documents.

                    4.6 Disclosure. No representation or warranty by the Buyers or Parent contained in this Agreement or any Related Document or any statement or certificate furnished by the Buyers to the Willtek Group or their respective representatives in connection herewith or therewith or pursuant hereto or thereto contains any untrue statement of a material fact, or omits to state any material fact required to make the statements herein or therein contained not misleading.

                    4.7 Certain Proceedings. There is no proceeding that has been commenced or, to the Buyers’ Knowledge, threatened in writing, against Buyers or the Parent, that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions herein contemplated.

                    4.8 Financial Ability. As of the Closing Date, Parent and the Buyers shall have sufficient immediately available funds, to pay, in cash, the Cash Purchase Price and to pay the fees and expenses payable by the Buyers at the Closing in connection with the transactions contemplated hereby and thereby.

                    4.9 Independent Investigation. Each of the Buyers and Parent acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon and on the representations and warranties contained in this Agreement, has formed an independent judgment concerning the Seller, the Acquired Assets, the Business and the transactions contemplated by this Agreement and the Related Documents, the Assumed Liabilities and any other rights or obligations to be transferred hereunder or pursuant hereto. Each of the Buyers and Parent further acknowledges and agrees that (i) the only representations and warranties made by the Seller are the representations and warranties made in Article III of this Agreement and each of the Buyers and Parent are not relying upon any other representations or warranties made by the Seller, (ii) any claims that either the Buyers or Parent may have for breach of any representation or warranty shall be based solely on the representations and warranties of the Seller set forth in Article III of this Agreement and (iii) except as expressly set forth in this Agreement, Buyer shall acquire the Acquired Assets, the Business and the Assumed Liabilities without any representation or warranty, express or implied, as to the condition, merchantability, usage, suitability or fitness for any particular purpose, in “as is” condition and on a “where is” basis.

ARTICLE V

COVENANTS

                    5.1 Access to Information. To the extent permitted by applicable Law and not unreasonably disruptive of the normal business operations of the Willtek Group, from and after the Effective Date to the Closing Date, for the purpose of (i) enabling the Buyers and Parent to consummate the transactions contemplated by this Agreement and (ii) to operate the Business after the Closing, the Buyers and Parent shall be afforded full access during normal business hours to all properties and other facilities of, and to the books, accounts, records, Contracts, and documents of or relating to, the Business. The Seller shall promptly furnish or cause to be furnished to the Buyers and Parent all data, documents, records and information concerning the business, customers and suppliers, finances, properties, facilities, assets and personnel of the Business as reasonably requested by the Buyers and Parent. The Seller also shall make available to the Buyers and Parent the appropriate officers, directors, employees and agents of the Business for discussion of, and reasonable assistance with regard to, the business, finances, properties, facilities, assets and personnel of the Business as well as to facilitate introductions and afford Buyers and Parent opportunities for access to the customers and suppliers of the Business. All information provided by the Seller to the Buyers and the Parent pursuant to this Section shall be kept confidential in accordance with the terms of the Confidentiality Agreement.

                    5.2 Additional Agreements; Reasonable Best Efforts.

                    (a) Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use its commercially reasonable best efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, without limitation, (i) contesting any legal proceeding challenging the transactions contemplated hereby, (ii) executing any additional documents, certificates or instruments necessary to consummate the transactions contemplated hereby and thereby, and (iii) obtaining all third party consents and approvals (including consents and approvals of Governmental Authorities) as are reasonably necessary in connection with the consummation of the transactions contemplated hereunder and under the Related Documents to transfer or assign the Permits, Contracts, Intellectual Property and other of the Acquired Assets to the Buyers; provided, however, without the Buyers’ prior written consent, in no event shall the Willtek Group amend, waive or otherwise alter any of the material terms of any Contract or Permit in order to obtain a consent from a third party required under any Contract or Permit. If at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

                    (b) The Seller, at its own cost and expense, shall cooperate with, and be available to, the Buyers and Parent and otherwise provide all such information and assistance and prepare and execute all such documents as may be reasonably requested by the Buyers and Parent and their legal representatives in connection with any audits and investigations conducted or voluntary disclosures to be made by Buyers or Parent in connection with, or arising out of, any violations of the Export Control Laws by the Willtek Group and the Business prior to the Closing.

                    (c) Neither of the Seller or the Buyers and Parent shall intentionally take or permit to be taken on their behalf any actions that would reasonably be expected to result in any of the conditions set forth in Article VII not being satisfied or fulfilled.

          5.3. Conduct of the Business Pending the Closing.

                    (a) From the Effective Date through the Closing Date, the Willtek Group shall cause the Business to be operated in the Ordinary Course and in a manner consistent with Past Practice, except for such changes as are necessary or appropriate to prepare for or accommodate the consummation of the transactions contemplated herein. The Willtek Group shall use commercially reasonable efforts to preserve in all material respects its business organization, to maintain its assets and properties in good repair and condition, to maintain capital expenditure levels consistent with Past Practice, to retain the services of its current officers and directors and to preserve and foster in all material respects its current relationships with customers, suppliers, employees and other Persons with whom the Willtek Group has material business relations, in each case in the Ordinary Course and in a manner consistent with Past Practice. Without limiting the generality of the foregoing, except as contemplated by any other provision of this Agreement or as otherwise required by applicable Law, from the Effective Date to the Closing Date, the Willtek Group, in the conduct of the operations and affairs of the Business, will not do or cause to be done or occur or otherwise permit, except with the prior written consent of the Buyers and Parent, any of the actions described in Section 3.8(b) as if such Section were applicable to such period.

                    (b) Nothing in Section 5.3 (a) gives or shall be deemed to give the Buyers (or Parent), directly or indirectly, the right to control or direct the operations or financial affairs of the Business or the Willtek Group prior to the Closing Date. Prior to the Closing Date, the Willtek Group and the Company, consistent with the terms of this Agreement, shall exercise complete dominion and control over the business operations and financial affairs of the Business and of the Willtek Group.

                    5.4 Proprietary Information, Confidential Records; Intellectual Property Rights.

                    (a) Proprietary Information. The Company acknowledges that it and the Willtek Group and certain of their respective officers and directors have had access to, and use of, Proprietary Information and Confidential Records (as each such term is defined below). The Company and the Willtek Group covenant that subsequent to the Closing, without written authorization from the Buyers or Parent, they and their respective Affiliates shall not at any time hereafter, directly or indirectly, use for their own purpose or for the benefit of any Person other than the Buyers, any Proprietary Information, or disclose any Proprietary Information to any Person. For purposes of this Agreement, the term “Proprietary Information” shall mean all Intellectual Property constituting an Acquired Asset or relating solely to an Acquired Asset or the Restricted Business, including: (i) the names and addresses of customers and vendors and information concerning transactions or relations therewith; (ii) information concerning any Product, technology or procedure not generally known to its customers, vendors or competitors, or under development by or being tested but not at the time offered generally to its customers or vendors; (iii) information relating to Information Technology, computer software and systems other than off-the-shelf software and systems furnished by third party vendors; (iv) business plans, budgets, advertising and marketing plans, pricing and marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, and borrowing arrangements; (v) information belonging to customers and vendors and any other Person which by agreement is held in confidence; (vi) other information which is generally regarded as confidential or proprietary; and (vii) all written, graphic and other material relating to any of the foregoing. Information that is not novel or copyrighted or patented may nevertheless be Proprietary Information. The term “Proprietary Information” shall not include (A) information which is now or becomes generally available to, or known by, the public or the industry in which the Business operates (other than by reason of a breach of this Agreement), (B) becomes available to the Company or the Willtek Group subsequent to the Closing Date on a non-confidential basis from a source (other than a party to this Agreement or the Related Documents or any Affiliate or representative of such Party) that is not bound by a confidentiality agreement with regard to such information. The Company further agrees that it will promptly enforce to the fullest extent permitted by applicable Law any confidentiality agreements with a third party that the Company or any of its representatives have entered into during the process of selling or negotiating for sale either the stock of the Company or the stock or the assets of the Willtek Group or the Business that involve any Proprietary Information in any manner if such agreements are not assignable to, or otherwise enforceable by, the Buyers. The enforcement of such confidentiality agreements shall include, subject to the terms of such agreements, requiring the return of any and all Proprietary Information and all copies thereof, requiring the destruction of any notes regarding the Proprietary Information, prohibiting the use of any Proprietary Information by any Person other than the Buyers or Parent, and immediately and fully enforcing any non-disclosure provisions contained in such agreements. The Company and the Willtek Group shall be responsible for the breach of this provision by any of their respective Affiliates who have had access to such Proprietary Information.

                    (b) Confidentiality and Surrender of Records. The Company and

the Willtek Group (and their respective Affiliates) shall not at any time, directly or indirectly, publish, make known or in any fashion disclose any Confidential Records to, or permit any inspection or copying of any Confidential Records by, any Person. For purposes hereof, “Confidential Records” means all records and similar items (but only to the extent that such records constitute or pertain to an Acquired Asset), that relate to or are connected with the Business and contain any Proprietary Information, including all correspondence, memoranda, files, manuals, books, lists, financial records, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in the Company’s possession or under its control or accessible to it. All Confidential Records shall be and remain the sole property of the Buyers from and after the Closing Date. If not otherwise in their possession, the Company and the Willtek Group shall have reasonable access to, and the right to make copies of, such records of the Business which otherwise are not “Confidential” or “Proprietary” to the extent reasonably necessary for the Company and the Willtek Group to prepare and file tax returns, respond to any claims or inquiries by any Governmental Authority or to comply with applicable Laws and other such obligations.

                    (c) Certain Permitted Disclosures and Uses. Sections 5.4(a) and (b) shall not prevent any disclosure required by Law or Order of a court or Governmental Authority provided that the Company or the Willtek Group or their Affiliates, as the case may be, shall, prior to any such disclosure, give the Buyers prompt notice of any such requirement, and cooperate with the Buyers in obtaining a protective Order or other means of protecting the confidentiality of the Proprietary Information and Confidential Records of the Business. The Company or the Willtek Group, as the case may be, shall disclose only that information or provide such documents as are legally required or compelled to be disclosed or provided if the Buyers either fail to obtain such protective order or a comparable remedy or waive the right to do so. In producing such documents and disclosing such information, the Company or the Willtek Group, as the case may be, shall exercise, or cause their legal representatives to exercise, reasonable best efforts to obtain assurance that confidential treatment will be accorded such disclosed information and records.

                    5.5 Covenant Not to Compete, Etc.

                    (a) The Company and the Willtek Group understand and acknowledge that the provisions of Section 5.4 and this Section 5.5 are necessary to protect the goodwill and the legitimate business interests of the Business, are fair and reasonable and are an essential prerequisite and inducement to the Buyers and Parent to enter into this Agreement and to consummate the transactions contemplated herein.

                    (b) Non-Compete. Based on the foregoing, for a period of three (3) years from the Closing Date (the “Non-Competition Period”), each of the Company, Willtek and the Willtek Subsidiaries for itself and its Affiliates, shall not directly or indirectly, own, manage, operate, join, control, engage in, participate in, invest in, act as a consultant or advisor to, or otherwise assist or be connected or associated with, in any manner, any Restricted Business; provided, however, that nothing contained in this Agreement shall prevent the Company, Willtek or any Willtek Subsidiary or any of their respective Affiliates (A) from being a passive owner of less than five percent (5%) of the voting stock of a publicly held corporation for investment purposes, so long as the Company, Willtek and the Willtek Subsidiaries and their respective Affiliates have no active participation in such business or (B) acquiring all or a majority of the stock or assets of any Person that has a business, division or operations which has 20% or less of its sales in any Restricted Business; provided, however, that the acquisition by any of the Company, Willtek, the Willtek Subsidiaries and their respective Affiliates of a majority of the stock or assets of any Person that has a business, division or operations which has more than 20% of its sales in any Restricted Business shall not be deemed to be a breach of the obligations set forth in this Section 5.5(b) as long as such acquiring party shall take all commercially reasonable steps to sell or otherwise divest such business, division or operations as soon as reasonably practicable after such acquisition to any unaffiliated Person after first offering to sell such Business to the Buyers and Parent. For purposes of this Section, “Restricted Business” shall mean any business engaged in the design, development, manufacture or sale of products for terminal testing and air interface testing market applications.

                    (c) Non-Solicitation. During the Non-Competition Period, the Seller and its Affiliates, per the Confidentiality and Non-Competition Agreement, shall not, directly or indirectly,

                              (i) persuade or seek to persuade any customer of the Business to cease doing business or to reduce the amount of business which the customer has customarily done or contemplates doing with the Business, whether or not the relationship between the Business and such customer was originally established in whole or in part through the efforts of the Willtek Group;

                               (ii) actively solicit any customer of the Business with respect to any of the Products purchased by the Buyers pursuant hereto (or products similar to the Products) or part numbers purchased by the Buyers pursuant hereto (or part numbers used in replacement thereof, or any part numbers with the same electrical characteristics, form and functions as such part numbers);

                               (iii) seek to employ or engage, or assist anyone else to seek to employ or engage, any Person who, at the relevant time, is in the employ of the Business or is an independent contractor providing engineering, marketing, sales, financial, management consulting services or other services in connection with or to the Business; or

                               (iv) interfere in any manner in the relationship of the Business with any of its customers, suppliers or independent contractors, whether or not the relationship between the Business and such customer, supplier or independent contractor was originally established in whole or in part by the efforts of the Willtek

Group.

                    (d) Harm to the Business. During the Non-Competition Period, (i) the Company and the Willtek Group shall not, and shall cause their Affiliates not to, take any action which is intended to, or could reasonably be expected to, harm the Business or its reputation; and (ii) Parent and Buyers shall not, and shall cause their respective Affiliates not to, take any action which is intended to, or reasonably could be expected to harm the business or reputation of the Company and the Willtek Group.

                    (e) Remedies. (i) Each of the Company and the Willtek Group expressly acknowledges and agrees that it would be difficult to measure the damages that might result from any actual or threatened breach of Section 5.4 or this Section 5.5, and that any actual or threatened breach by it or its Affiliates of any of the provisions of Section 5.4 or this Section 5.5 will result in immediate, irreparable and continuing injury to the Buyers and that a remedy at law for any such actual or threatened breach of the provisions of Section 5.4 or this Section 5.5 would be inadequate. Accordingly, the Parties agree that the Buyers, in their sole discretion, and in addition to, and not mutually exclusive of, any other remedies they may have at law or in equity, shall be entitled, without the posting of a bond or deposit, to temporary, preliminary and permanent injunctive relief or other equitable relief, issued by a court of competent jurisdiction, in case of any such actual or threatened breach; and (ii) the Buyers and Parent agree and acknowledge that the Company and the Willtek Group, in their sole discretion, and in addition to, and not mutually exclusive of, any other remedies they may have at law or in equity, shall be entitled, without the posting of a bond or deposit, to temporary, preliminary and permanent injunctive relief or other equitable relief, issued by a court of competent jurisdiction, in case of any actual or threatened breach by the Buyers or Parent or their respective Affiliates of the provisions of Section 5.5(d).

                    5.6 Receipt of Property Relating to the Acquired Assets.

                    (a) If, following the Closing Date, Seller or any of its Affiliates shall receive any money, checks, notes, drafts, instruments, payments or other property relating to or as proceeds of the Acquired Assets, it shall receive all such items in trust for, and as the sole and exclusive property of, the Buyers and, promptly upon receipt thereof, shall notify the Buyers in writing of such receipt and shall remit the same (or cause the same to be remitted) in kind to the Buyers in the manner specified by the Buyers. If, following the Closing Date, Seller or any of its Affiliates shall receive any bill or other demand for payment or performance in respect of any Assumed Liability, then it promptly shall forward such bill or demand to the Buyers.

                    (b) If, following the Closing Date, any of Parent or the Buyers (or their respective Affiliates) shall receive any money, checks, notes, drafts, instruments, payments or other property relating to or as proceeds of the Excluded Assets, it shall receive all such items in trust for, and as the sole and exclusive property of, the Seller and, promptly upon receipt thereof, shall notify the Seller in writing of such receipt and shall remit the same (or cause the same to be remitted) in kind to the Seller in the manner specified by the Seller. If, following the Closing Date, any of Parent or the Buyers (or their respective Affiliates) shall receive any bill or other demand for payment or performance in respect of any Excluded Liability, then it promptly shall forward such bill or demand to the Seller.

                    5.7 Provision of Records. The Seller shall arrange as soon as practicable following the Closing Date, to the extent not already in the possession of the Buyers or Parent, for delivery to the Buyers, at the sole cost and expense of the Willtek Group, of the records in the possession of the Willtek Group or its directors, consultants, agents and representatives which are part of, or relate solely to, the Acquired Assets and the Assumed Liabilities or otherwise relate solely to the Business (other than records that constitute Excluded Assets or relate solely to the Excluded Liabilities) subject to the right of the Company or the Willtek Group, as the case may be, to retain copies thereof as may be necessary for the Company and/or the Willtek Group to file Returns and otherwise comply with its incumbent obligations and responsibilities (a) under applicable Laws, (b) under existing Contracts which are not Acquired Assets or (c) to any Governmental Authorities.

                    5.8 Employment Matters.

                    (a) Effective as of the Closing Date, the Buyers, Parent or any of their Affiliates, subject to compliance by the parties as hereinafter provided with all of the notice and other transfer regulations and directives of the European Union and other applicable national Laws, including Section 613a of the German Civil Code (“BGB”), and such other terms and conditions as are applicable pursuant to any industrial or works council agreements or negotiated arrangements, shall employ the Willtek Group Employees as follows: (i) all individuals listed on Schedule 5.8(a)(i) who, immediately prior to the Closing Date, are employees of Willtek (the “German Business Employees”) will, pursuant to the transfer regulations and such other applicable German Laws, including, Section 613a of the BGB, automatically transfer to Aeroflex GmbH (or one of its Affiliates) at their current wage and salary levels and in the same position as they held with Willtek, except for those German Business Employees who exercise their right of objection according to Section 613a para. 6 of the BGB; (ii) all individuals (other than the German Business Employees) listed on Schedule 5.8(a)(ii), who, immediately prior to the Closing Date, are EU Business Employees, shall automatically transfer to Aeroflex France SAS (or one of its Affiliates), at their current wage and salary levels and in the same position as they held with the Willtek Group, except for those EU Business Employees who exercise their right of objection or right to revert to the Willtek Group under under Article L 1224-1 of the French Labor Code or any of the transfer regulations and directives of the European Union or such national Laws as are applicable; (iii) those individuals listed on Schedule 5.8(a)(iii) who, immediately prior to the Closing Date, are U.S. Business Employees, shall be offered employment by Aeroflex Wichita, Inc. (or one of its Affiliates) at their current wage and salary levels and in a comparable position to that which they held with Willtek Communications, Inc., (iv) those individuals on Schedule 5.8(a)(iv) who immediately prior to the Closing Date are Non-EU Business Employees, shall either be transferred to, or be offered employment by, one or more of the Buyers or their Affiliates at their current wage and salary levels and in the same or a comparable position to that which they held with the Willtek Group, as required by, and otherwise in compliance with, applicable Laws of the country in which they are located or such other applicable Laws governing such matters. Those of the U.S. Business Employees and Non-EU Business Employees who accept such offers of employment (or otherwise are deemed to have been transferred as the case may be) and those German Business Employees and EU Business Employees who automatically transfer by operation of law and become employees of the Buyers (or their Affiliates) after the Closing and otherwise do not exercise their objection rights or timely elect subsequently to revert to the Willtek Group in accordance with any right to do so, shall be referred to herein as the “Transferred Employees.” In addition, consistent with European Union directives and regulations and such other national or supranational Laws as may be applicable, to the extent that the Buyers or Parent (or their respective Affiliates) currently maintain or have in effect such plans, policies, arrangements and programs (the “Buyers’ Plans”) as the Employee Plans (or otherwise by the Buyers’ election to continue certain of the Employee Plans), Buyers or Parent shall provide the Transferred Employees with life insurance, medical coverage and other employee benefits and plans (other than (1) stock based plans relating to equity securities or the equivalent, or any incentive bonus programs based on the achievement of financial targets or (2) any vision or dental care plan or deferred compensation plan), on the same basis to what the Transferred Employees enjoyed prior to the Closing Date under the Employee Plans or, with respect only to the U.S. Business Employees, on a substantially similar basis to what the U.S. Business Employees enjoyed prior to the Closing Date under the Employee Plans. If and only to the extent permitted by the Buyers’ Plans, each Transferred Employee shall be given credit for all service with the Willtek Group under the Buyers’ Plans in which such Transferred Employees participate for purposes of eligibility and vesting (but not for benefit accrual). Effective on the Closing Date, to the extent permitted under the Buyers’ Plans or as otherwise required by applicable Law, the Buyers shall waive (or arrange for the waiver of) all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under the Buyers’ Plans, and shall credit each Transferred Employee with any co-payments and deductibles paid respectively by them under the Employee’s Plans toward satisfaction of any applicable deductible or out-of-pocket requirements under the Buyers’ Plans. Unless otherwise specifically provided on Schedule 5.8(a), the employment of the Transferred Employees shall be on an “at will” basis and nothing herein shall be deemed to invest any Transferred Employee with the right to continued employment with any of the Buyers, Parent or their Affiliates or otherwise preclude or in any manner restrict the Buyers, Parent or any of their Affiliates, as the case may be, from terminating any of the Transferred Employees after the Closing Date, or terminating or modifying any of the Employee Plans, to the extent continued after the Closing, or any of the Buyers’ Plans or any of the benefits provided thereunder or eligibility requirements thereof, subject only, in each instance, to the requirements and restrictions of applicable Laws pertaining thereto.

                    (b) The Parties agree that as of the Closing Date, Aeroflex GmbH and Aeroflex France SAS (or any of their respective Affiliates) shall assume all rights and duties attendant to the employment relationship with all German Business Employees and all EU Business Employees, respectively, unless a German Business Employee or an EU Business Employee, as the case may be, timely objects to the transfer of his or her employment relationship to Aeroflex GmbH or Aeroflex France SAS (or any of their Affiliates) in accordance with, respectively, Section 613a para. 6 of the BGB, the transfer regulations as set forth under Article L 1224-1 of the French Labor Code or the transfer regulations and directives of the European Union and such other local and national Laws as are applicable. The Parties shall inform each other in writing promptly upon the receipt of an objection from any of the German Business Employees (or any of the EU Business Employees) regarding the transfer of the employment relationship to Aeroflex GmbH or Aeroflex France SAS or their Affiliates.

                    (c) Sometime after the Effective Date but prior to the Closing Date, Aeroflex GmbH (or its Affiliate) and Willtek shall inform all German Business Employees and Aeroflex France SAS (or its Affiliate) and Willtek shall inform all of the other EU Business Employees in writing (the “Employment Transfer Letter”) of the Acquisition Transaction and otherwise notify them accordingly that their employment will be transferred to Aeroflex GmbH (or its Affiliate) or Aeroflex France SAS (or its Affiliate), as the case may be, effectively on and after the Closing Date. The Employment Transfer Letter shall comply in all material respects, both as to form and substance, with Section 613a para. 5 of the BGB with regard to the German Business Employees and with regard to all other EU Business Employees, the transfer regulations under Article L 1224-1 of the French Labor Code or the transfer regulations and directives of the European Union and such other local or national Laws as may be applicable. The Buyers initially shall prepare the draft of the Employment Transfer Letter for review and comment by Willtek. In order to facilitate the foregoing, the Willtek Group shall provide to the Buyer all of the information that is necessary and appropriate for the preparation of the Employment Transfer Letter. The Willtek Group, at its sole cost and expense, shall undertake and assume responsibility for transmitting or delivering the Employment Transfer Letter in the manner prescribed by applicable Law to each of the German Business Employees and other EU Business Employees (the Parties’ respective obligations pursuant to this Section 5.8(c) being referred to as the “Employment Transfer Notice Obligations”).

                    (d) If a German Business Employee or an EU Business Employee, as the case may be (an “Objecting Employee”), timely and legitimately objects to the transfer of his or her employment relationship to, respectively, Aeroflex GmbH (or its Affiliate) according to Section 613a para. 6 of the BGB or Aeroflex France SAS (or its Affiliate) according to Article L 1224-1 of the French Labor Code, or according to any other of the transfer regulations and directives of the European Union or such other local or national Law as may be applicable, or otherwise asserts that the employment relationship with the Willtek Group continues to exist, the Willtek Group (or in the case of those EU Business Employees who have transferred to Aeroflex France, SAS, Aeroflex France SAS itself) shall terminate the employment relationship of the Objecting Employee, effectively as of the earliest possible date, by way of a notice of termination for operational or other reasons or by way of a termination agreement in accordance with applicable German, French or any other labor and employment Laws applicable in such circumstances. Except to the extent that the same is attributable to the failure of the Willtek Group to perform those of the Employment Transfer Notice Obligations on its part to be performed, if the Objecting Employee’s claim is successful, the Buyers shall indemnify and hold the Willtek Group harmless from all claims and reimburse the Willtek Group accordingly for all costs actually incurred and payments actually made in connection with the (temporary) continuation and termination of the employment relationship including, but not limited to, all costs for the Objecting Employee’s remuneration, employer contributions to the social security and/or pension schemes, and any Severance Pay to which such Objecting Employee would be entitled pursuant to Contract, Employee Plan or social arrangement or under applicable Law, including, in the case of the German Business Employees, the German Termination Protection Act (collectively, the “Employment Transfer Liabilities”).

                    (e) As of the Closing Date, where required, the Willtek Group agrees to waive and release each Transferred Employee, with respect to his or her affiliation with or employment by the Buyers or their Affiliates, from any and all contractual, common law or other restrictions enforceable by the Willtek Group on the employment, activities or other conduct of such individuals after their termination of employment with the Willtek Group.

                    (f) Except as may be required by the Employee Plans or by applicable Laws (including, with regard to the U.S. Business Employees, COBRA), after the Closing Date, the Willtek Group and the Seller, as the case may be, shall cause the termination of active participation by the Transferred Employees under all Employee Plans not assumed and continued after the Closing Date by the Buyers; provided, however, the Buyers shall remain responsible for all Assumed Liabilities in connection with such Employee Plans. From and after the Closing Date, the Buyers shall be solely responsible for all Liabilities in respect of, owing to, or in connection with, claims incurred by, the Transferred Employees and their beneficiaries and dependents (i) under the Employee Plans assumed by Buyers and continued after the Closing Date and (ii) under the Buyers’ Plans.

                    (g) The Buyers shall fulfill and remain liable for all Liabilities arising out of, or in connection with, (i) the employment relationships created with the Transferred Employees on and after the Closing Date, (ii) all payments and benefits to be made or provided to the Willtek Group Employees which constitute Assumed Liabilities, and (iii) the Assumed Pension Liabilities.

                    (h) For purposes of continuation coverage required by COBRA, to the extent applicable to any of the Transferred Employees who were U.S. Business Employees, such Transferred Employees shall be considered to have undergone a termination of employment with the Willtek Group. It is the understanding and intention of the Willtek Group and Buyers that the health coverage to be afforded those Transferred Employees pursuant to Section 5.8(a)(iii), shall be coverage that, pursuant to ERISA, terminates any continuation coverage rights such Transferred Employees might otherwise have under COBRA or any other comparable Laws as a result of termination of employment with Willtek Communications, Inc.

                    (i) Nothing in this Section 5.8, express or implied, is intended to modify the terms of employment of any Willtek Group Employee, amend any Employee Plan, or otherwise to confer on any Person other than the Parties to this Agreement and their respective successors and assigns any rights under, or remedies to enforce, this Section 5.8.

                    5.9 Assigned/Novated Contracts and Permits. This Agreement shall not constitute an assignment, transfer or novation, or an attempted assignment, transfer or novation, of any Contract or Permit that cannot be assigned, transferred or novated, as applicable, without a third party consent that has not been obtained prior to the Closing or for any other reason. The Willtek Group shall have a continuing obligation to use its best commercially reasonable efforts to obtain any consent necessary for the assignment, transfer or novation of each Contract and Permit and the Willtek Group and the Buyers shall cooperate, to the extent reasonably requested by the other, in connection therewith, including executing agreements of assumption or novation and providing such other documents and opinions as may be required. If a required consent is not obtained, or if an attempted assignment, transfer or novation of a Contract or Permit would be ineffective or would adversely affect the rights of the Buyers thereunder so that the Buyers would not, in fact, receive all of the rights and benefits (consistent with the attendant obligations to perform) thereunder, the Willtek Group shall use commercially reasonable efforts jointly with the Buyers to secure for the Buyers the same economic rights and benefits thereunder through a mutually agreeable alternate arrangement (including subcontracting, sublicensing or subleasing to the Buyers, or an arrangement under which the Willtek Group (or the Company) would enforce for the benefit of the Buyers, with the Buyers assuming any and all rights of the Willtek Group against, and performance obligations to, a third party thereto and otherwise indemnifying the Seller and holding it harmless accordingly). With regard to, and in furtherance of, all such mutually agreeable alternate or other arrangements described above, the Company will promptly pay to the Buyers or Parent pursuant to this Section 5.9, all monies received by the Willtek Group under any Contract or any claim or right or any benefit arising thereunder not transferred. Notwithstanding the foregoing, neither the Willtek Group nor the Company shall be obligated to make any payments or otherwise pay any consideration to any Person, to commence or participate in any litigation or to offer or grant any accommodation to any third party to obtain any consent necessary for the assignment, transfer or novation of each Contract or Permit. Upon the receipt of the requisite consent to transfer, assign or novate a Contract, such Contract shall become in all respects an Acquired Asset. Provided the Willtek Group complies with its incumbent obligations hereunder, the Willtek Group’s failure to obtain any of the Required Consents (to the extent indicated on Schedule 3.4) after the Closing Date shall not constitute a breach of this Agreement entitling the Buyers to indemnification hereunder.

                    5.10 Discharge of Liabilities. On or before the Closing Date, the Willtek Group shall pay to the Willtek Group Employees all salary, bonuses, severance and other benefits and any payments of benefits under any Employee Plans which are actually due and payable and otherwise not Assumed Liabilities. From and after the Closing Date (a) the Seller shall be responsible for discharging all of the Excluded Liabilities, and (b) Parent and the Buyers shall be responsible for discharging all of the Assumed Liabilities and the obligations of the Business relating to the operation of the Business from and after the Closing Date.

                    5.11 Change of Name. Within five (5) Business Days of the Closing, the Willtek Group shall take all action necessary and appropriate to cause the amendment of the respective charters, certificates of incorporation, articles of association or organizational documents, as the case may be, of Willtek and the Willtek Subsidiaries to change their names from, and to cease doing business under, any name using any form, variation, derivation or permutations of “Willtek” and the Willtek Group shall deliver to the Buyers evidence satisfactory that Willtek and each of the Willtek Subsidiaries has done so.

                    5.12 Notification. During the period from the Effective Date to and including the Closing Date, the Seller shall be obligated to notify the Buyers and Parent promptly of any fact or circumstance of which it becomes aware which would render any of the representations and warranties that it made to the Buyers and Parent in Article III hereof untrue or inaccurate in any material respect; provided, however, such notification shall not relieve the Seller from any liability for breach of such representations and warranties to the extent provided herein. Correspondingly, during the period from the Effective Date to and including the Closing Date, the Buyers and Parent shall be obligated to notify the Seller promptly of any fact or circumstance of which they become aware which would render any of the representations and warranties that they made to the Seller in Article IV hereof untrue or inaccurate in any material respect; provided, however, such notification shall not relieve the Buyers and Parent from any liability for breach of such representations and warranties to the extent provided herein.

                    5.13. Manifest Omissions.

                    (a) To the extent that, during the six (6) month period following the Closing Date, either the Willtek Group (or the Company) or the Buyers and Parent, in good faith, identifies an asset owned by the Willtek Group or their Affiliates that is or should be an Acquired Asset (any such asset, an “Omitted Asset”), then the Company or the Buyers, as the case may be, shall promptly deliver to the other Party written notice describing the Omitted Asset and the facts supporting that Party’s determination that such asset is an Omitted Asset (the “Omitted Asset Notice”). Promptly following its delivery or receipt of an Omitted Asset Notice, the Company shall cause the Willtek Group to transfer such Omitted Asset to the Buyers, at no cost to the Buyers and in a manner mutually agreeable to the Company and the Buyers, as promptly as practicable after the Company delivers or receives the Omitted Asset Notice. If the Buyers (or Parent) delivers an Omitted Asset Notice to the Company and the Company disagrees with Buyers’ assertion that the asset referred to in the Omitted Asset Notice is an Omitted Asset, the Buyers and the Company shall escalate the disagreement to their respective Chief Financial Officers or similar level executives of the Company and Parent who shall attempt in good faith to resolve the dispute. If such officers are unable to resolve such dispute within ten (10) calendar days, either of the Company (on behalf of the Willtek Group) or the Buyers or Parent shall have the right to commence such proceedings as they deem appropriate in, and submit the dispute for adjudication to, a court of competent jurisdiction in accordance with Section11.3 hereof.

                    (b) To the extent that, during the six (6) month period following the Closing Date, either the Willtek Group (or the Company) or the Buyers and Parent, in good faith, identifies a Liability owed by the Willtek Group or their Affiliates that is or should be an Assumed Liability (any such Liability, an “Omitted Liability”), then the Company or the Buyers, as the case may be, shall promptly deliver to the other Party written notice describing the Omitted Liability and the facts supporting that Party’s determination that such Liability is an Omitted Liability (the “Omitted Liability Notice”). Promptly following its delivery or receipt of an Omitted Liability Notice, Parent shall cause the Buyers to assume such Omitted Liability, at no cost to the Willtek Group or the Company and in a manner mutually agreeable to the Company and the Buyers, as promptly as practicable after the Buyers delivers or receives the Omitted Liability Notice. If any of the Willtek Group or the Company delivers an Omitted Liability Notice to Parent (or any of the Buyers) and the Parent (or any of the Buyers) disagrees with the Willtek Group’s or the Company’s assertion that the Liability referred to in the Omitted Liability Notice is an Omitted Liability, the Buyers and the Company shall escalate the disagreement to their respective Chief Financial Officers or similar level executives of the Company and Parent who shall attempt in good faith to resolve the dispute. If such officers are unable to resolve such dispute within ten (10) calendar days, either of the Company (on behalf of the Willtek Group) or the Buyers or Parent shall have the right to commence such proceedings as they deem appropriate in, and submit the dispute for adjudication to, a court of competent jurisdiction in accordance with Section 11.3 hereof.

ARTICLE VI

TAX MATTERS

                    6.1 Returns. The Willtek Group (or, as the case may be, the Company) shall cause to be filed when due all Returns that are required to be filed with respect to the Acquired Assets and the Business for periods ending on or before the Closing Date, including any Returns that are required to be filed in connection with the sale and transfer of such Acquired Assets to the Buyers, and the Buyers shall file or cause to be filed when due all other Returns that are required to be filed with respect to the Acquired Assets and the Business.

                    6.2 Cooperation. The Buyers and the Willtek Group shall reasonably cooperate, and shall cause their respective Affiliates, officers, managers, employees, agents, auditors, accountants and representatives reasonably to cooperate, in preparing and filing all Returns, reports and forms relating to Taxes, including maintaining and making available to each other on a timely basis all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. The Buyers and the Willtek Group each recognizes that the other (and, as the case may be, the Company or Parent) may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Seller or the Buyers, respectively, to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Seller and the Buyers each agree, (a) to properly retain and maintain such records until the later of (i) the six (6) year anniversary of the Closing Date and (ii) six (6) months after the expiration of the statute of limitations applicable to Taxes to which such records relate and (b) to allow the other Party and its agents and representatives, at times and dates mutually acceptable to the Parties, to inspect, review and make copies of such records as such Party or its representatives may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the expense of the requesting Party.

                    6.3 Allocation of Taxes. All real and personal property Taxes and similar ad valorem obligations levied with respect to the Acquired Assets for a Straddle Period shall, to the extent that the Buyers are responsible therefor after the Closing Date, be apportioned between the Willtek Group and the Buyers as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. The Willtek Group shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and the Buyers shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. Within a reasonable period after the Closing, the Willtek Group and the Buyers shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 6.3 for the Straddle Period, together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the Party owing it to the other within ten (10) days after delivery of such statement. Thereafter, Willtek Group shall notify the Buyers upon receipt of any bill for personal property taxes relating to the Acquired Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to the Buyers, and the Buyers shall pay the same to the appropriate Tax Authority, provided that if such bill covers any part of the Pre-Closing Tax Period, The Willtek Group shall also remit to the Buyers prior to the due date of assessment, payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. In the event that the Willtek Group or the Buyers shall thereafter make a payment for which it is entitled to reimbursement under this Section 6.3, the other party shall make such reimbursement promptly, but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. The foregoing shall apply, but not be limited to, that circumstance where liability is imposed on the Buyers for Taxes of the Business pertaining to the Pre-closing Period based on Section 75 of the German General Tax Code (Abgabenordnung) or any comparable national equivalent applicable in any other jurisdiction. Any payment required under this Section 6.3 and not made within ten (10) days after delivery of the statement shall bear interest at the one month LIBOR Rate plus two (2%) percent until paid.

                    6.4 Transfer Taxes. The Willtek Group shall be responsible for the preparation and timely filing with the appropriate Tax Authorities of all Returns required to be filed in connection with the sale, conveyance and transfer of the Acquired Assets, and, accordingly, for the payment (or if applicable Law provides otherwise, the reimbursement to Buyers) of all Taxes, including, without limitation, sales, stamp, ad valorem, capital gains and transfer Taxes, required to be paid as computed and reflected thereon or otherwise which arise under applicable Law in connection with the sale, conveyance and transfer of the Acquired Assets to the Buyers hereunder, regardless of however characterized (the “Transfer Taxes”).

ARTICLE VII

CONDITIONS PRECEDENT

                    7.1 Conditions to Each Party’s Obligations. The obligations of the Seller, the Buyers and Parent to consummate the transactions contemplated herein are subject to the satisfaction or waiver, where legally permissible under applicable Law, as of the Closing Date, of each of the following conditions:

                   (a) Those of the Required Consents set forth on Schedule 3.4 that are required under applicable Law from any Governmental Authority in order to consummate any of the transactions contemplated herein shall have been obtained, except to the extent that the failure to obtain any of such Required Consents would not prohibit or make the consummation of the Acquisition Transaction illegal, and all requisite filings with Governmental Authorities as required by, and in accordance with, applicable national Laws shall have been made.

                     (b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order (whether temporary or preliminary) which is then in effect and which either makes the consummation of any of the transactions contemplated herein illegal or otherwise prevents or prohibits the consummation of such transactions.

                     7.2 Conditions to the Obligations of Buyers and Parent. The obligations of the Buyers and Parent to consummate the transactions contemplated herein are subject to the satisfaction or waiver in writing (where permissible) as of the Closing of the following additional conditions:

                     (a) All of the representations and warranties of the Seller in Article III that are qualified as to materiality or by Seller Material Adverse Effect shall be true and correct in all respects, and those representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, (x) as of the Effective Date, and (y) as of the Closing Date, as though made on and as of such date and time (except for representations and warranties expressly made as of a specified date, the accuracy of which shall be determined as of that specified date).

                     (b) The Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

                     (c) The Seller shall have delivered to Buyers and Parent a certificate, dated the Closing Date, signed by both an executive officer and the Chief Financial Officer of the Company on behalf of the Seller certifying as to the satisfaction of the conditions specified in Sections 7.2(a), (b) and (d).

                     (d) Since the Effective Date, there shall not have occurred any Seller Material Adverse Effect or any event, circumstance, development, change or effect (whether arising out of facts and circumstances addressed by the representations and warranties set forth in Article III or otherwise) that would or would reasonably be expected to, individually or in the aggregate, have a Seller Material Adverse Effect.

                     (e) Seller shall have delivered certificates, in form and substance reasonably satisfactory to the Buyers, signed by the Secretary of each of the Company and Willtek, as appropriate, and dated as of the Closing Date, certifying that in full force and effect as of that date and attached thereto are copies of: resolutions adopted by the board of directors and the Company (as sole shareholder of Willtek), the respective boards of directors of each of the Willtek Subsidiaries and Willtek (as the sole shareholder of each such Willtek Subsidiary), and the board of directors of the Company which (A) authorize and approve this Agreement and the Related Documents and the transactions contemplated hereby and thereby, and (B) ratify and approve all prior transactions engaged in by Willtek, the Willtek Subsidiaries and the Company, as the case may be, and their respective officers and directors.

                     (f) To the extent such concept is recognized in the pertinent jurisdiction, Willtek shall have delivered to the Buyers certificates, dated as of a date no more than ten (10) days prior to the Closing Date and certified by an official of the appropriate Governmental Authority, as to the good standing of Willtek and each of the Willtek Subsidiaries in the state or country where they were chartered, organized, incorporated or registered.

                     (g) Each of Willtek, the Willtek Subsidiaries and the Company shall have duly executed and delivered or caused or arranged for the execution and delivery to the Buyers of counterparts of each of the Related Documents of which they are signatories, and otherwise shall have provided appropriate documents required by the Buyers releasing certain of the Willtek Group Employees from any employment contracts with the Willtek Group.

                     (h) Willtek shall have delivered to the Buyers copies of all landlord consents required to effectuate the assignment of the Leased Real Property and of the those Persons necessary to transfer and assign the Employee Plan Insurances.

                     (i) Willtek shall have delivered to the Buyers copies of all other Required Consents set forth on Schedule 3.4 (except as otherwise agreed upon by the Buyers), and all approvals and other documents necessary for novation of all Government Contracts, as applicable.

                     (j) Willtek shall have arranged for the delivery to the Buyers of all requisite UCC-3s or other releases as may be required to release or discharge effectively as of the Closing Date all Liens on the Acquired Assets.

                     (k) Willtek, the Willtek Subsidiaries and the Company shall have duly executed and/or delivered to the Buyers all such other certificates, instruments, assignments, consents and other documents as the Buyers’ counsel shall reasonably require to effectuate the transactions as and in the manner contemplated by this Agreement and the Related Documents.

                     7.3 Conditions to the Obligations of Seller. The obligations of the Seller to consummate the transactions contemplated herein are subject to the satisfaction or waiver in writing (where permissible) as of the Closing of the following additional conditions:

                     (a) All of the representations and warranties of the Buyers and Parent in Article IV that are qualified as to materiality or Buyer Material Adverse Effect, shall be true and correct in all respects, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, (i) as of the date of this Agreement, and (ii) as of the Closing Date, as though made on and as of such date and time (except for representations and warranties expressly made as of a specified date, the accuracy of which shall be determined as of that specified date).

                     (b) The Buyers and Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

                     (c) The Buyers and Parent shall have delivered to Buyers and Parent a certificate, dated the Closing Date, signed by both an executive officer and the Chief Financial Officer of Parent on behalf of the Buyers certifying as to the satisfaction of the conditions specified in Sections 7.3(a), (b) and (d).

                     (d) Since the Effective Date, there shall not have occurred any Buyer Material Adverse Effect or event, circumstance, development, change or effect (whether arising out of facts and circumstances addressed by the representations and warranties in Article IV) that would or would reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect.

                     (e) Buyers and Parent shall have delivered certificates, in form and substance reasonably satisfactory to the Seller, signed by the Secretary of each of the Aeroflex Subsidiaries and Parent, as appropriate, and dated as of the Closing Date, certifying that in full force and effect as of that date and attached thereto are copies of: resolutions adopted by the respective boards of directors of each of the Aeroflex Subsidiaries and Parent, which (A) authorize and approve this Agreement and the Related Documents and the transactions contemplated hereby and thereby, and (B) ratify and approve all prior transactions engaged in by the Aeroflex Subsidiaries and Parent, as the case may be, and their respective officers and directors.

                     (f) To the extent such concept is recognized in the pertinent jurisdiction, each of the Aeroflex Subsidiaries and Parent shall have delivered to the Seller certificates, dated as of a date no more than ten (10) days prior to the Closing Date and certified by an official of the appropriate Governmental Authority, as to the good standing of Parent and each of the Aeroflex Subsidiaries in the state or country where they were chartered, organized, incorporated or registered.

                     (g) Each of the Aeroflex Subsidiaries and Parent shall have duly executed and delivered or caused or arranged for the execution and delivery to the Seller of counterparts of each of the Related Documents of which they are signatories.

                     (h) Parent and the Aeroflex Subsidiaries shall have duly executed and/or delivered to Seller all such other certificates, instruments, assignments, consents and other documents as the Seller’s counsel shall reasonably require to effectuate the transactions as and in the manner contemplated by this Agreement and the Related Documents.

ARTICLE VIII

CLOSING

                    8.1 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall be held via facsimile or electronic transmission at the offices of Moomjian, Waite, Wactlar & Coleman, LLP, 100 Jericho Quadrangle, Jericho, New York 11753, on the Closing Date.

                    8.2 Transactions to be Effected at Closing.

                    Subject to the fulfillment (or to the extent legally permitted, waiver) of the conditions set forth in Article VII, at the Closing, Seller and the Buyers and Parent, respectively, shall duly execute and deliver all of the Related Documents and the Buyers shall make payment to the Willtek Group of the Cash Purchase Price in the manner set forth in Section 2.5(a).

ARTICLE IX

SURVIVAL; INDEMNIFICATION

                    9.1 Survival:

                    (a) All representations, warranties, covenants, and obligations in this Agreement, the Schedules and any other certificate or document delivered pursuant to this Agreement will survive the Closing and the consummation of the transactions contemplated hereby, subject to the limitations set forth in Section 9.1(b) below.

                    (b) The Parties’ representations and warranties in this Agreement or in any document or instrument delivered pursuant to this Agreement shall survive the Closing and continue as provided in this Section 9.1(b):

                          (i) the representations and warranties of Seller contained in Section 3.2 (“Authorization”) and the first sentence of Section 3.6 (“Assets; Continued Operation”) and the representations and warranties of Buyer contained in Section 4.2 (“Authorization”) and 4.7 (“Financial Ability”) shall survive the Closing indefinitely;

                          (ii) the representations and warranties of Seller contained in Section 3.16 (“Employee Benefit Plans; ERISA”), Section 3.18 (“Employees and Labor Matters”) and Section 3.22 (“Environmental and Safety Matters”) shall survive the Closing for a period of six (6) years, and Section 3.21 (“Taxes”) until six (6) months after the expiration of the later of (A) the longest statute of limitations applicable to the matters at issue or (B) the final determination

(without any further right of appeal) of the Tax Liability for which indemnification is sought (the representations and warranties referenced in clauses (i) and (ii), the “Fundamental Representations”);

                          (iii) all other representations and warranties contained herein shall survive for a period of eighteen (18) months following the Closing; and

                          (iv) all covenants and agreements shall survive until fully performed in accordance with their terms or for so long as permitted by applicable Law after a breach thereof unless otherwise specified.

Notwithstanding the matters above, any representation or warranty in respect of which indemnity may be sought under Sections 9.2 or 9.3 shall survive the time at which it would otherwise terminate pursuant to this Section 9.1(b) if notice of the breach thereof shall have been given to the Party against whom such indemnity may be sought prior to the expiration of the applicable survival period; provided however, no action to enforce a claim for indemnification may be commenced more than six months after the time when such representation or warranty otherwise would have terminated. The Parties’ respective covenants and agreements under this Agreement shall survive the Closing indefinitely unless a shorter period of performance is explicitly specified with respect to such covenant or agreement; provided, however, no action to enforce a claim for indemnification for breach of any of such covenants or agreement may be commenced more than six (6) years after the claim has accrued.

                    9.2 Indemnification by Seller. Except as otherwise set forth below, Seller shall indemnify and defend the Buyers, Parent and their respective Affiliates, directors, officers, employees, consultants, agents, representatives and other personnel, in their capacities as such, and the successors, heirs and personal representatives of any of them (collectively, the “Buyer Indemnified Parties”)against and hold each of them harmless from any and all damages, claims, losses, liabilities, Environmental Costs and Liabilities, Export Control Laws Costs and Liabilities, costs and expenses (including reasonable expenses of investigation and attorneys’ fees and expenses) (collectively, “Losses”) incurred or suffered by any Buyer Indemnified Party arising out of or relating to (i) a breach by the Seller of any representation or warranty made by the Seller in this Agreement or in any certificate delivered pursuant hereto, (ii) a failure by Willtek, the Willtek Subsidiaries and/or the Company, as the case may be, (or, with regard to Sections 5.3 and 5.4, the Seller’s Affiliates) to perform or comply with their respective covenants or agreements contained herein or in any Related Document, (iii) noncompliance with any applicable bulk transfer Laws of any state or country, (iv) any Taxes in respect of the operation of the Business or ownership of the Acquired Assets attributable to any Pre-Closing Tax Period and Transfer Taxes arising as a result of, or in connection with, the sale, transfer and conveyance of the Acquired Assets which, according to Sections 6.3 and 6.4, notwithstanding the operation of applicable Law, are internally to be the responsibility of the Willtek Group, (v) all Pre-Closing Environmental Liabilities, (vi) Liabilities for Employment Claims resulting from, or predicated upon, any events or circumstances arising or occurring prior to the

Closing Date in connection with the operation of the Business, (vii) all Pre-Closing Export Control Laws Liabilities, (viii) any Excluded Liabilities, (ix) the security interests in the patents described on Schedule 3.12(d), and (x) the non-compliance by Willtek with the requirements of the German Foreign Trade Act, provided, however, that the Seller shall have no indemnification obligations to the Buyer Indemnified Parties hereunder to the extent that any of the foregoing obligations or liabilities is an Assumed Liability.

                    9.3 Indemnification by Buyers and Parent. The Buyers and Parent shall indemnify and defend the Seller and its Affiliates, directors, officers, employees, consultants, agents, representatives and other personnel, in their capacities as such, and the successors, heirs and personal representatives of any of them (collectively, the “Seller Indemnified Parties”) against and hold each of them harmless from any and all Losses incurred or suffered by any Seller Indemnified Party arising out of or relating to (i) a breach by the Buyers and Parent of any representation or warranty made by them in this Agreement or in any other Related Document, or in any Schedule or certificate delivered pursuant hereto or thereto, (ii) a failure by the Buyers (and, where applicable, Parent) to perform or comply with any covenant or agreement on the part of the Buyers contained herein or in any Related Document, (iii) any Assumed Liability, (iv) any Taxes in respect of the ownership of the Acquired Assets and the operation of the Business attributable to the Post-Closing Tax Period which, according to Section 6.3, internally are the responsibility of the Buyers; (v) any Assumed Pension Liabilities for retired employees which are to be the responsibility of the Buyers notwithstanding the operation of applicable Law, (vi) the Employment Transfer Liabilities, (vii) any Environmental Costs and Liabilities other than Pre-Closing Environmental Liabilities; and (viii) any Export Control Laws Costs and Liabilities other than Pre-Closing Export Control Laws Liabilities; provided, however, that the Buyers and Parent shall have no indemnification obligations to the Seller Indemnified Parties hereunder to the extent that any of the foregoing obligations or liabilities is an Excluded Liability.

                    9.4 Limitations on Indemnification.

                    (a) Notwithstanding anything in this Article IX to the contrary, no Buyer Indemnified Party shall be entitled to indemnification for Losses arising under Section 9.2 (i) unless and until the aggregate amount of any and all such Losses sustained or incurred by all Buyer Indemnified Parties exceeds an aggregate amount equal to Fifty Thousand ($50,000) Dollars (the “Basket Amount”), after which the Seller shall be obligated (subject to Section 9.4(b) below) for any and all Losses of the Buyer Indemnified Parties including the Basket Amount; provided, however, that any claim by the Buyers pursuant to Section 9.2(i) as a result of a breach by the Seller of the representations and warranties in Section 3.21 (“Taxes”) shall be payable without regard to the Basket Amount. Correspondingly, no Seller Indemnified Party shall be entitled to indemnification for Losses arising under Section 9.3(i) unless and until the aggregate amount of any and all such Losses sustained or incurred by all Seller Indemnified Parties exceeds the Basket Amount, after which the Buyers shall be obligated (subject to Section 9.4(b) below) for any and all Losses of the Seller Indemnified Parties including the Basket Amount.

                    (b) Notwithstanding anything in this Article IX to the contrary, (i) no Indemnified Party shall be entitled to indemnification for Losses with regard to Sections 9.2(i) or 9.3(i), respectively, in excess of One Million Five Hundred Thousand ($1,500,000) Dollars, except that the maximum amount of indemnifiable Losses which may be recovered by either the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, arising out of or resulting from the breach of any Fundamental Representation shall be the amount of the Cash Purchase Price, as the same may be reduced by the Adjustment Amount pursuant to Section 2.6 of this Agreement, and (ii) the maximum amount of indemnifiable Losses which may be recovered by the Buyer Indemnified Parties with regard to Section 9.2(ix) shall be the amount of the Cash Purchase Price, as the same may be reduced by the Adjustment Amount pursuant to Section 2.6 of this Agreement.

                    (c) The limitations contained in the preceding Sections 9.4(a) and 9.4(b) shall not apply to any Losses sustained or incurred by any Buyer Indemnified Party or Seller Indemnified Party arising, out of or relating to any claim of fraud.

                    (d) It is agreed that for the purpose of making a claim for indemnification, the expiration of any one survival period, as set forth in Section 9.1(b), of certain representations and warranties, shall not affect the ability to make any claim for indemnification hereunder under any other representations and warranties still surviving; provided, however, that no Party shall be entitled to make a claim for indemnification more than once on account of the same facts and circumstances or to aggregate the same for purposes of the Basket Amount.

                    (e) Notwithstanding any other provision of this Agreement to the contrary, neither Seller nor the Buyers and Parent shall be required to indemnify, hold harmless or otherwise compensate any Indemnified Party for special, exemplary, indirect or consequential damages, including lost profits, loss of business reputation or opportunity, diminution in value or damages based on a multiple of earnings or similar financial measure, whether based on tort, contract or strict liability theories of liability, except to the extent that such damages are required to be paid by either Party to a third party and arise from an event that is indemnifiable under Sections 9.2 and 9.3 hereof.

                    9.5 Procedure; Notice of Claims.

                    (a) Any indemnified party (the “Indemnified Party”) seeking indemnification hereunder shall, within the relevant limitation period provided for in Section 9.1(b), give to the Party obligated to provide indemnification to such Indemnified Party (the “Indemnifying Party”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any Claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such Claim, and a reference to the provision of this

Agreement, or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such Claim is based; provided that a Claim Notice in respect of any action at law or suit in equity by or against a third party as to which indemnification will be sought shall be given promptly after the action or suit is commenced; and provided further that failure to give such notice promptly shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it actually shall have been prejudiced by such failure.

                    (b) The Indemnifying Party shall have thirty (30) days after the giving of any Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and to pay such amount to the Indemnified Party in immediately available funds or (ii) provide the Indemnified Party with written notice that it disagrees (and the reasons therefor) with the amount or method of determination set forth in the Claim Notice (the “Dispute Notice”). The Indemnified Party may commence at any time thereafter such legal action or proceedings as it deems appropriate to enforce the indemnification obligation of the Indemnifying Party pursuant to the provisions of this Article IX. The failure to file a Dispute Notice within the time permitted shall be deemed to constitute an acknowledgement by the Indemnifying Party of its acquiescence to the amount and method of determination of the Claim in the Claim Notice.

                    9.6 Procedure - Third Party Claims.

                    (a) Promptly after receipt by an Indemnified Party of notice of the commencement of any proceeding against it by a third party (“Third Party Claim”), such Indemnified Party will, if a Claim for indemnification is to be made against an Indemnifying Party, provide to the Indemnifying Party written notice of the commencement of such Claim (together with copies of any legal papers served), provided, however, that the failure to promptly notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced or made more expensive by the Indemnified Party’s failure to give such notice.

                    (b) The Indemnified Party shall take such action, at the Indemnifying Party’s expense, as the Indemnifying Party may reasonably request to avoid dispute, or appeal, settle or defend such Third Party Claim; provided, however, that the Indemnified Party shall not accept or pay or settle or make any submission in respect of such Claims, without the Indemnifying Party’s prior consent thereto, which shall not be unreasonably withheld, conditioned or delayed.

                    (c) If any Indemnifying Party shall receive notice of a claim for indemnity from an Indemnified Party, the Indemnifying Party shall have the right to assume the defense of any Third Party Claim at its expense, and through counsel of its choice, if it gives notice of its intention to do so to the Indemnified Party within twenty (20) Business Days of the receipt of such notice from the Indemnified Party, provided, that the Indemnified Party shall be entitled to retain its own counsel if (i) a conflict of interest exists or is reasonably likely to exist that would make it inappropriate for the same counsel to represent both the Indemnifying Party and Indemnified Party in connection with a Third Party Claim or (ii) if such Third Party Claim (A) seeks injunctive or other non-monetary relief, (B) involves criminal or quasi criminal allegations, (C) involves Losses that are reasonably expected to exceed the maximum amount for which the Indemnifying Party could be entitled under this Article IX or (D) is a claim an adverse determination of which would be detrimental to the Indemnified Party’s reputation or future business prospects; provided, further that the reasonable fees and expenses of counsel so retained by the Indemnified Party shall be reimbursed by the Indemnifying Party as a Loss pursuant to this Article IX. If the Indemnifying Party fails to make the requisite election to assume the defense of the Third Party Claim within twenty (20) Business Days after it receives notice pursuant to this Section 9.6(c), the Indemnified Party shall have the right to defend such Third Party Claim at the expense of the Indemnifying Party. The Indemnified Party, at its own expense, shall have the right to retain its own counsel and participate in the defense of a Third Party Claim defended by the Indemnifying Party. The Indemnified Party may take any actions reasonably necessary and in good faith to defend such Third Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by this Section 9.6(c). The Indemnified Party shall, and shall cause its Affiliates and representatives to, cooperate fully with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.

                    (d) If the Indemnifying Party assumes the defense of a Third Party Claim, (A) no compromise or settlement of such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent which will not be unreasonably withheld, delayed or conditioned unless (i) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, (ii) the compromise or settlement includes a complete release of the Indemnified Party, and (iii) there is no finding or admission of any violation of Law or any violation of the rights of any Person by the Indemnified Party. If the Indemnifying Party fails to undertake the defense against a Third Party Claim pursuant to Section 9.6(c), the Indemnified Party shall be free to control the defense of any such claim or proceeding and the Indemnifying Party shall not have any right to participate in the settlement or assume or reassume the defense of such claims or proceeding.

                    9.7 Remedies. Except as otherwise may be provided specifically in this Agreement, subsequent to the Closing Date, the sole and exclusive remedy of the Parties for breach of this Agreement shall be restricted to the indemnification rights set forth in this Article IX; provided, however, that (a) no Party hereto shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent such rights, claims, causes of action or remedies may not be waived under applicable Laws, and (b) any party shall be entitled to specific performance as provided in Section 11.9 with regard to the failure of the other party to perform its obligations in accordance with the terms of this Agreement.

                    9.8 Reliance. Each Party shall be entitled to rely on the representations and warranties of the other Party set forth herein regardless of any investigation conducted before or after the Effective Date and before the Closing Date or the decision of any Party to complete the Closing; provided, however, neither Party shall have a claim for indemnification in respect of the breach of any representation or warranty where, after the Effective Date and prior to the Closing Date, it had actual knowledge of facts and circumstances that would make such representation or warranty untrue or inaccurate in the manner claimed.

                     9.9 Calculation of Damages.

                    (a) For purposes of this Article IX, “Losses” shall be calculated in U.S. dollars after making appropriate adjustments for (i) any other Loss for which an indemnification claim has been made under any other representation, warranty, covenant or agreement so as to avoid a double recovery; (ii) net insurance proceeds actually received by an Indemnified Party after taking into consideration the costs incurred to collect such proceeds and the premiums paid for the policy under which such recovery is received; (iii) any net recovery from a third party which is directly relatable to the Loss claimed after taking into consideration the fees and other costs incurred to collect such third party recovery; (iv) any other prior or subsequent recoveries (including under or pursuant to any indemnity, reimbursement agreement or Contract pursuant to which or under which any Party is a party or has rights) actually received by any Indemnified Party, in connection with the facts giving rise to the right of indemnification (determined after giving effect to any costs of collection suffered and payments made by such Indemnified Party resulting therefrom) and (v) the exchange rates existing as of the date of the final determination of the Loss.

                    (b) In no event shall Seller have any Liability or obligation to any Buyer Indemnified Party to the extent that any Loss or portion thereof, as applicable, for which indemnification is sought hereunder is reflected or reserved for in the Closing Adjusted Net Assets Amount.

                    (c) Indemnity payments pursuant to this Article IX shall be treated for all income tax purposes as an adjustment to the Cash Purchase Price.

ARTICLE X

TERMINATION

                    10.1 Termination.

                    (a) Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing (the “Termination Date”) as follows:

                         (i) by mutual written consent of the Parties hereto;

                         (ii) by either Parent or the Company, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and has the effect of making consummation of the Acquisition Transaction illegal or otherwise preventing or prohibiting consummation of the Acquisition Transaction;

                         (iii) by Parent and Buyers if (A) any of the representations and warranties of the Seller herein are or become untrue or inaccurate such that Section 7.2(a) would not be satisfied, or (B) there has been a breach on the part of the Seller of any of its covenants or agreements herein such that Section 7.2(b) would not be satisfied, or (C) there shall have occurred a Seller Material Adverse Effect, or (D) those conditions in Sections 7.2(c), (h), (i) and (j) shall have become incapable of fulfillment on or prior to the Outside Date, and in any of such cases, shall either not have been waived by Parent or are incapable of being waived under applicable Law; provided, however, the Parent and Buyers shall not then be in material breach of their representations, warranties, covenants and agreements at the time of such termination;

                         (iv) by the Seller, if (A) any of the representations and warranties of Parent and the Buyers herein are determined to be untrue or inaccurate such that Section 7.3(a) would not be satisfied, or (B) there has been a breach on the part of Parent and the Buyers of any of their covenants or agreements herein such that Section 7.3(b) would not be satisfied, or (C) there shall have occurred a Buyer Material Adverse Effect or (D) those conditions in Section 7.3(c) shall have become incapable of fulfillment on or prior to the Outside Date, and in any of such cases, shall either have not been waived or are incapable of being waived under applicable Law; provided, however, the Seller shall not then be in material breach of its representations, warranties, covenants and agreements at the time of such termination; or

                         (v) by either the Seller or the Buyers and the Parent if the Closing does not occur by June 1, 2010, unless otherwise extended by the Parties (the “Outside Date”); provided, however, that the party seeking termination under this Section 10.1(a)(v) is not then in material breach of any of its representations, warranties, covenants or agreements in this Agreement and otherwise is not primarily responsible for such delay in Closing.

                    (b) Notwithstanding the foregoing, if any Party elects to terminate this Agreement pursuant to Section 10.1(a)(iii)(B) or Section 10.1(a)(iv)(B) based upon the breach by the other Party of its covenants or agreements under this Agreement or any of the Related Documents, then, provided such breach was inadvertent or unintentional and otherwise reasonably curable by such breaching Party through the exercise of its commercially reasonable efforts, the breaching or non-terminating Party shall have a period of ten (10) days after receipt of the notice of termination (the “Cure Period”) within which to cure or correct such breach, after the elapse of which, if the breach has not been rectified in all material respects, this Agreement shall be deemed for all purposes to have been terminated effectively and the Acquisition Transaction abandoned.

                    (c) (i) In the event of termination, all documents and other material received by the Buyers and the Parent from the Seller and by the Seller from the Buyers and Parent relating to the transactions contemplated hereby shall be returned to the Party who provided them or on whose behalf they were provided; and

                              (ii) all confidential information exchanged by the Parties which relates to their respective businesses shall be accorded confidential treatment pursuant to the terms of the of the Confidentiality Agreement between the Parties.

                    10.2 Effect of Termination. If this Agreement is terminated and the Acquisition Transaction abandoned as described in Section 10.1, this Agreement shall forthwith become void and of no further force and effect; provided, however, the provisions set forth in (a) Sections 10.1 and this 10.2, (b) Section 11.6 regarding publicity, (c) Section 11.3 regarding governing law, jurisdiction and service of process, (d) Section 11.9 regarding specific performance, and (e) Section 11.13 regarding waiver of jury trial shall survive and remain in full force and effect. Nothing herein shall be deemed to release or relieve any Party from liability for any breach of those of its representations, warranties, covenants or agreements on which such termination was predicated or otherwise to impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement; provided, however, that in the event of termination, the terminating Party shall be entitled to recover only its actual damages, i. e, the costs and expenses incurred in connection with the Acquisition Transaction, including reasonable attorneys and accountants fees, but, absent fraud, not any consequential, punitive or special damages, including loss of potential profits, loss of business opportunities, loss of reputation or otherwise.

ARTICLE XI

GENERAL PROVISIONS

                    11.1 Bulk Sales Compliance. To the extent permitted by applicable Law, the Buyers and Parent hereby waive compliance by the Willtek Group with the provisions of applicable bulk sales Laws or any comparable Laws of any country or jurisdiction which protect creditors in the event of the sale of substantially all of the assets of a debtor. The Seller hereby indemnifies the Buyers and holds the Buyers harmless against any Losses which are caused by, or arise from, or in connection with, the Willtek Group’s non-compliance with any such provisions.

                    11.2 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by fax (with written confirmation of receipt), (iii) sent by electronic mail, or (iv) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate business or email addresses or fax numbers set forth below (or to such other address, attention or fax number as a Party may designate by notice to the other Parties given in accordance with this Section 11.2):

(a)	If to the Buyers or Parent:

[Aeroflex Subsidiaries] or Aeroflex Incorporated
c/o Aeroflex Incorporated
35 South Service Road
P.O. Box 6022
Plainview, New York 11803
Telecopier No.: 516-694-0658
Telephone No.: 516-752-2320
Attention: John Adamovich, Senior Vice President and Chief Financial Officer

With a copy to:

Moomjian, Waite, Wactlar & Coleman, LLP
100 Jericho Quadrangle
Jericho, New York 11753
Telecopier No.: 516-937-5050
Telephone No.: 516-937-5900
Attention: Edward S. Wactlar, Esq.

(b)	If to Willtek or any of the Willek Subsidiaries:

Willtek Communications GmbH (as renamed)
25 Eastmans Road
Parsippany, New Jersey 07054-3702
Attention: Paul Genova, Chief Executive Officer

With a copy to:

Greenberg Traurig, LLP
MetLife Building
200 Park Avenue
New York, N.Y. 10166
Telecopier No.: 212-801-6400

Telephone No.: 212-801-6907
Attention: Robert H. Cohen, Esq.

(c)	If to the Company:

Wireless Telecom Group, Inc.
35 Eastmans Road
Parsippany, New Jersey 07054-3702
Attention: Paul Genova, Chief Executive Officer

With a copy to:
Greenberg Traurig, LLP
MetLife Building
200 Park Avenue
New York, N.Y. 10166
Telecopier No.: 212-801-6400
Telephone No.: 212-801-6907
Attention: Robert H. Cohen, Esq.

                    11.3 Governing Law; Jurisdiction and Venue. This Agreement shall be deemed to have been made in New York and shall be governed by, and construed in accordance with, the laws of the State of New York regardless of the Laws that otherwise might govern under applicable principles of conflicts of law thereof; provided, however, the interpretation, construction and enforceability of the Bill of Sale, Assumption and Assignment Agreements shall be governed by the applicable national Laws under which they were written and with respect to which they were intended to comply. For all actions under or relating to this Agreement and the Related Documents, the Parties hereby irrevocably and unconditionally (i) consent to the personal jurisdiction of the United States District Court for the Eastern District of New York located in Central Islip, New York, and to the designation of such action as a “Long Island Action,” or if subject matter jurisdiction is lacking in such Court, to the jurisdiction of the Supreme Court of the State of New York for the County of Nassau; (ii) agree not to commence any action, suit or proceeding arising out of or relating to this Agreement except in such courts, (iii) agree that service of any process, summons, notice or document sent by U.S. certified mail, return receipt requested, or by nationally recognized overnight courier service to the Buyers or Parent or to the Company or Willtek, at their respective addresses herein provided, shall be legally effective and sufficient for all purposes; and (iv) waive any defense or objection to proceeding in such court, including those objections and defenses based on an alleged lack of personal jurisdiction, improper venue and forum non-conveniens.

                    11.4 Failure or Indulgence, Not Waiver. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

                    11.5 Entire Agreement; Amendment. This Agreement, including the Schedules which are integrated in all respects herein, supersedes all prior agreements, whether written or oral, between or among the Parties with respect to the subject matter hereof, and constitutes (with the Related Documents) the entire agreement among the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by each of the Parties hereto.

                    11.6 Publicity. No Party or any Affiliate or representative of such Party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any third party in respect of this Agreement or the transactions contemplated by this Agreement and the Related Documents without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or applicable securities exchange rules, in which the case, the Party required to publish such press release or public announcement shall allow the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such publication. Notwithstanding the foregoing, without prior written consent of the other Party, the Seller and any of Parent and the Buyers may communicate with customers, vendors, suppliers, financial analysts, investors and media representatives in the ordinary course of business in a manner consistent with its past practice and in compliance with applicable Law.

                    11.7 Assignments; Successors; No Third Party Rights. No Party may assign any of its rights under this Agreement without the prior written consent of the other Party, except that the Buyers may assign this Agreement to any of their Affiliates or successors. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors, heirs, personal representatives, executors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement and the Persons contemplated by Article IX any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

                    11.8 Severability. If any provision of this Agreement or the application of any such provision to any Party or circumstance shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to any Party or circumstance other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by Law. If the final judgment of a court of competent jurisdiction declares that any item or provision hereof is invalid or unenforceable, the Parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, or to delete specific words or phrases, and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

                    11.9 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement, in each case without the requirement of posting a bond or proving actual damages (which requirements the other Party shall waive), this being in addition to any other remedy to which such Party is entitled at law or in equity.

                    11.10 Section Headings; Construction; Disclosure. The headings in this Agreement are provided for convenience only and will not affect its construction or interpretation. In this Agreement (i) words denoting the singular include the plural and vice versa, (ii) “it” or “its” or words denoting any gender include all genders, (iii) the word “including” shall mean “including without limitation,” whether or not expressed and (iv) any reference herein to a Section, Article, Schedule or Exhibit refers to a Section or Article of, or a Schedule or Exhibit to, this Agreement, unless otherwise stated. Each Party acknowledges that it has been advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agrees that if an ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any Party because such Party or its representatives drafted such provision.

                    11.11 Counterparts. This Agreement may be executed by facsimile transmission or electronic mail (including in portable document (PDF) form) and in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                    11.12 Fees and Expenses. Except as set forth in this Agreement or in a Related Document, or otherwise agreed among the Parties, all fees, costs and expenses incurred in connection with the negotiation, execution and delivery of this Agreement, the Related Documents and the performance of the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees, costs or expenses.

                    11.13 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR

OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY ISSUE OR ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY RELATED DOCUMENT OR THE SUBJECT MATTER HEREOF, OR THEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.13 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

                    11.14 Attorneys’ Fees and Other Fees. In connection with any legal action or other proceeding arising out of, or related to, this Agreement or any of the Related Documents, the prevailing Party shall be entitled to recover from the other Party the fees of its attorneys, accountants and other experts which it reasonably incurs.

                    11.15 Calculation in U.S. Dollars. Any amounts in this Agreement, in any Schedule hereto, or in any of the Related Documents that are stated in Eurodollars or any other foreign currency shall be converted to their United States dollar equivalent based on the exchange rates in effect as of the Balance Sheet Date, or such other date as may be specifically stated herein. All amounts stated herein, unless otherwise indicated, shall be deemed to have been stated in U.S. dollars.

                    11.16 Authority to Act. Unless prohibited by applicable Laws, whether or not provided specifically in this Agreement or in any Related Document, any act to be performed or any action to be taken by any of the Willtek Group or the Buyers, as the case may be, under this Agreement or any of the Related Documents, may, but is not required to be, performed or taken by the Company or Parent, respectively, and any right to enforce this Agreement or any of the Related Documents, may, but is not required to be implemented by the Company or Parent, on behalf of the Willtek Group or the Buyers, respectively, as the case may be.

                    11.17 Schedules. Unless the context otherwise requires, all capitalized terms used in the Schedules shall have the respective meanings assigned to such terms in this Agreement. No reference to, or disclosure of, any item or other matter in the Schedules shall be construed as an admission or indication, or otherwise imply, that such item or other matter is material or outside of the Ordinary Course of business. No disclosure in any Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The disclosure of any fact or item in any of such Schedules shall, should the existence of such fact or item be relevant to any other Schedules, be deemed to be disclosed with respect to that such other Schedule as long as the relevance of such disclosure to such other Schedule is reasonably apparent from the nature of such disclosure. Nothing in the Schedules is intended to broaden the scope of any representation or warranty of the applicable Party made herein.

          IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the date first above written.

AEROFLEX INCORPORATED		AEROFLEX WICHITA, INC.

By:	/s/ John Adamovich	By:	/s/ John Adamovich

Name:	John Adamovich	Name:	John Adamovich
Title:	Senior Vice President and	Title:	Vice President
Chief Financial Officer

AEROFLEX GmbH

By:	/s/ Derek Smith

Name:	Derek Smith
Title:	Procurist

AEROFLEX FRANCE SAS

By:	/s/ Derek Smith

Name:	Derek Smith
Title:	President

WIRELESS TELECOM GROUP, INC.		WILLTEK COMMUNICATIONS GmbH

By:	/s/ Paul Genova	By:	/s/ Paul Genova

Name: Paul Genova		Name: Paul Genova
Title: Chief Executive Officer, President and Chief Financial Officer		Title: Chief Executive Officer

WILLTEK COMMUNICATIONS SARL

		By:	/s/ Paul Genova

Name: Paul Genova
Title: Authorized Signatory

WILLTEK COMMUNICATIONS, INC.

		By:	/s/ Paul Genova

Name: Paul Genova
Title: Chief Executive Officer and Chief Financial Officer

[Asset Purchase Agreement]